                                                                    EXHIBIT 10.2

                                                                  EXECUTION COPY

CERTAIN MATERIAL (INDICATED BY AN ASTERISK) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.


================================================================================


                                SUPPLY AGREEMENT


                                     Between


                          BRISTOL-MYERS SQUIBB COMPANY


                                       and


                          WOMEN FIRST HEALTHCARE, INC.


                                       for


                                    VANIQA(R)


                            Dated as of June 25, 2002


================================================================================

                                TABLE OF CONTENTS
                                -----------------

SECTION 1.   DEFINITIONS ...................................................................    1

     Section 1.01.   Definitions ...........................................................    1
     Section 1.02.   Other Definitions .....................................................    4
     Section 1.03.   Interpretations. ......................................................    5

SECTION 2.   GENERAL TERMS OF SUPPLY .......................................................    5

     Section 2.01.   Sale and Purchase of Product ..........................................    5
     Section 2.02.   Forecasts .............................................................    6
     Section 2.03.   Ordering ..............................................................    6
     Section 2.04.   Shipments .............................................................    7
     Section 2.05.   Receipt of Product ....................................................    8
     Section 2.06.   Quality Control; Change in Specifications or Supplier .................    9
     Section 2.07.   Material Safety Data Sheets ...........................................   11
     Section 2.08.   BMS Supply Contracts ..................................................   11
     Section 2.09.   Line Extension Product and New Product ................................   11
     Section 2.10.   Maintenance of Manufacturing Facility Registrations ...................   12
     Section 2.11.   Maintenance of Product Registrations ..................................   12
     Section 2.12.   Promotional and Advertising Materials .................................   13
     Section 2.13.   Intellectual Property; License Grant. .................................   13

SECTION 3.   PURCHASE PRICE FOR PRODUCT ....................................................   14

    Section 3.01.    Purchase Price ........................................................   14

SECTION 4.   PAYMENTS AND REPORTS ..........................................................   15

     Section 4.01.   Payment; Books and Records ............................................   15
     Section 4.02.   Mode of Payment .......................................................   15
     Section 4.03.   Taxes .................................................................   16
     Section 4.04.   Late Payments .........................................................   16

SECTION 5.   COMPLIANCE WITH LAWS; REPRESENTATIONS AND WARRANTIES ..........................   16

     Section 5.01.   Compliance with Law; Cooperation ......................................   16
     Section 5.02.   BMS Representations, Warranties and Covenants .........................   17
     Section 5.03.   The Company Representations, Warranties and Covenants .................   18
     Section 5.04.   Representations and Warranties of Each Party ..........................   18
     Section 5.05.   Disclaimer of Warranties ..............................................   19
     Section 5.06.   No Reliance by Third Parties ..........................................   19

SECTION 6.   INDEMNIFICATION; REMEDIES FOR BREACH ..........................................   19

     Section 6.01.   BMS Indemnity .........................................................   19
     Section 6.02.   The Company Indemnity .................................................   19
     Section 6.03.   Limitations on Liability and Remedies .................................   20
     Section 6.04.   Control of Proceedings ................................................   20

                                      (i)

                         ----------------------------

    Section 6.05.     Insurance ............................................................    21
    Section 6.06.     Other Limitations on Liability .......................................    21
    Section 6.07.     Calculation of Losses ................................................    21

SECTION 7.   COMPLIANCE WITH GOVERNMENT REGULATIONS ........................................    22

    Section 7.01.     Government Communications ............................................    22
    Section 7.02.     Access to Records ....................................................    22
    Section 7.03.     Governmental and Regulatory Inspections ..............................    22
    Section 7.04.     The Company Inspections ..............................................    22
    Section 7.05.     Regulatory Matters. ..................................................    23

SECTION 8.   STABILITY; PRODUCT RECALLS; ADVERSE EXPERIENCES;
             PRODUCT QUALITY COMPLAINTS; AND MEDICAL INQUIRIES .............................    24

    Section 8.01.     Stability ............................................................    24
    Section 8.02.     Product Recalls ......................................................    24
    Section 8.03.     Adverse Experience ...................................................    25
    Section 8.04.     Product Quality Complaints ...........................................    26
    Section 8.05.     Medical Inquiries ....................................................    27
    Section 8.06.     Disclosure Information ...............................................    28

SECTION 9.   CONFIDENTIALITY ...............................................................    28

    Section 9.01.     Confidentiality Requirement ..........................................    28
    Section 9.02.     Use of Information ...................................................    29
    Section 9.03.     Acquired Assets ......................................................    29
    Section 9.04.     Relief ...............................................................    29

SECTION 10.  TERMINATION ...................................................................    30
    Section 10.01.    Term .................................................................    30
    Section 10.02.    Breach ...............................................................    30
    Section 10.03.    Bankruptcy ...........................................................    30
    Section 10.04.    Effect of Termination ................................................    30
    Section 10.05.    Accrued Rights, Surviving Obligations ................................    31

SECTION 11.  FORCE MAJEURE .................................................................    31

SECTION 12.  TECHNICAL ASSISTANCE ..........................................................    32

    Section 12.01.    Technical Assistance .................................................    32

SECTION 13.  NOTICES .......................................................................    33

SECTION 14.  MISCELLANEOUS PROVISIONS ......................................................    34

    Section 14.01.    Assignment ...........................................................    34
    Section 14.02.    Non-Waiver ...........................................................    34
    Section 14.03.    Dispute Resolution ...................................................    34

                                      (ii)

     Section 14.04.   Entire Agreement .....................................................     35
     Section 14.05.   Public Announcements .................................................     35
     Section 14.06.   Governing Law ........................................................     35
     Section 14.07.   Relationship of the Parties ..........................................     35
     Section 14.08.   Counterparts .........................................................     36
     Section 14.09.   Severability .........................................................     36
     Section 14.10.   Expenses .............................................................     36
     Section 14.11.   Descriptive Headings .................................................     36
     Section 14.12.   Amendments and Waivers ...............................................     36
     Section 14.13.   Specific Performance .................................................     36
     Section 14.14.   Successors and Assigns ...............................................     37
     Section 14.15.   Waiver of Jury Trial .................................................     37

SCHEDULES
---------

     Schedule 1.01     Product Information

     Schedule 2.03(a)  Initial Firm Order for Months 1 to 6 after Effective Date

     Schedule 2.04     Form of Certificate of Analysis

     Schedule 3.01(a)  Initial Purchase Price and Batch Size

     Schedule 3.01(b)  Variable Product Costs

                                     (iii)

     THIS SUPPLY AGREEMENT (this "Agreement") dated as of June 25, 2002 (the "Effective Date"), is between Bristol-Myers Squibb Company, a Delaware corporation ("BMS"), and Women First HealthCare, Inc., a Delaware corporation (the "Company").

                                    RECITALS

     WHEREAS, BMS and The Gillette Company ("Gillette"), through their respective wholly-owned subsidiaries, entered into a Delaware general partnership on October 7, 1996 to form Westwood-Squibb Colton Holdings Partnership (the "Partnership") for purposes of manufacturing, distributing, marketing and selling the Product (as defined below);

     WHEREAS, the Company, the Partnership, BMS and Gillette entered into an Asset Purchase Agreement, dated as of June 25, 2002 (the "Asset Purchase Agreement"), pursuant to which the Partnership will sell to the Company, and the Company will purchase from the Partnership, on the Effective Date, certain rights, title and interest in and to the Product; and

     WHEREAS, the Company wishes to purchase from BMS, and BMS wishes to supply to the Company, the Company's entire worldwide requirements of the Product, pursuant to the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties (as defined below) hereby agree as follows:

                                   SECTION 1.
                                  DEFINITIONS

     Section 1.01. Definitions.

     For purposes of this Agreement:

     "Acquired Assets" shall have the meaning set forth in the Asset Purchase Agreement.

     "Affiliate" means, with respect to any Person, any Person which, directly or indirectly, controls, is controlled by, or is under common control with, the specified Person. For the purposes of this definition, the term "control", as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management of that Person, whether through ownership of voting securities or otherwise.

     "Agreement" means this agreement, together with all appendices, exhibits and schedules hereto, and as the same may be amended or supplemented from time to time.

     "BMS Know-How" shall have the meaning set forth in the License Agreement.

     "BMS Manufacturing Know-How" means the percentages and specification of ingredients, the manufacturing processes, specifications, technology, inventions, assays, quality control and testing procedures, Know-How and trade secrets Controlled by BMS and used to manufacture, formulate, test, label or package the Product as of the Effective Date but not used exclusively for the Product.

     "C.F.R." means the U.S. Code of Federal Regulations.

     "Controlled by" shall have the meaning set forth in the License Agreement.

     "EXW" means Ex Works as defined in the International Chamber of Commerce Incoterms 2000.

     "Facility" means any manufacturing facility(ies), whether located within or outside the United States, that manufacture, finish, label or package the Product pursuant to this Agreement.

     "FDA" means the United States Food and Drug Administration, or any successor entity.

     "FD&C Act" means the United States Food, Drug and Cosmetics Act, as amended.

     "Firm Order" means a written irrevocable firm purchase order for the Product, which order shall include a delivery schedule specifying the requested delivery date and quantity of the Product ordered, and the location to which shipment of the Product is to be delivered.

     "Fully-Burdened Cost" means: (a) in connection with the manufacture, labeling and packaging of the Product, the cost of materials, labor and variable overhead incurred in manufacturing plus the fully absorbed allocation of fixed overhead (including without limitation a reasonable allocation of idle plant charges), in each case with respect to the Facility at which such Product is manufactured; and (b) in connection with the performance or provision of a service, the direct and indirect costs incurred by a Party to perform or provide the service (including without limitation reasonable overhead charges), determined in accordance with GAAP; in each case as evidenced by reasonably detailed supporting documentation and prepared consistently from period to period.

     "GAAP" means United States generally accepted accounting principles consistently applied.

     "Gillette Know-How" shall have the meaning set forth in the License Agreement.

     "Good Manufacturing Practices" or "cGMP" means current good manufacturing practices, as established by the FDA and all other applicable Laws, as may be amended from time to time.

     "Governmental Entity" means any court of competent jurisdiction, legislature, governmental agency, administrative agency, regulatory agency or commission or other governmental authority or other instrumentality of the United States or any other country, any state, county, city or other political subdivision (including the FDA and the corresponding authorities in the jurisdictions where the Product is marketed, distributed or sold).

     "Improvement" means any modification by the Purchaser or its Affiliates to the Product, including, without limitation, any modification in its manufacture, composition, preparation, means of delivery or dosage but shall specifically exclude (a) any such modification by Gillette, BMS or any of their respective Affiliates and (b) any modification to the Product that alters or substitutes the Product's active ingredient.

     "Inventory" shall have the meaning set forth in the Asset Purchase
Agreement.

     "Laws" means all laws, rules, regulations, ordinances and other requirements of any Governmental Entity.

     "License Agreement" means the License Agreement, dated as of the Effective Date, among the Company, BMS and Gillette.

     "Losses" means losses, liabilities, claims, damages and expenses (including, until such time as the indemnifying Party has notified the indemnified Party in writing that it will assume control of a given claim, reasonable attorneys fees and costs of litigation pertaining to such claim), and expenses paid or payable by an indemnified party to a Third Party.

     "MAA" or "Marketing Approval Application" means a NDA or a Premarket Approval Application, as required under the FD&C Act and the regulations promulgated thereunder, or a comparable filing for marketing approval in a country.

     "Manufacturing Facility Registrations" means the approvals, permits, applications, licenses or registrations granted by the relevant Governmental Entity to a Facility for the manufacture of the Product or any other products at such Facility. For sake of clarity, Manufacturing Facility Registrations do not include Product Registrations.

     "Material Safety Data Sheet" means the material safety data sheet used to comply with the Occupational Safety and Health Administration's Hazard Communication Standard, 29 C.F.R. 1910.1200.

     "NDA" means any new drug application filed pursuant to the requirements of the FDA, as more fully defined in 21 C.F.R. Part 314.5 et seq., and any equivalent application filed with any Governmental Entity.

     "NDC" means the unique, identifying number assigned to a drug product, including the labeler code, product code and package code, in connection with the drug listing requirements of Section 510(j) of the FD&C Act and applicable FDA rules and regulations.

     "Partnership Manufacturing Know-How" means the percentages and specifications of ingredients, the manufacturing processes, specifications, technology, inventions, assays, quality control and testing procedures, Know-How and trade secrets Controlled by the Partnership and used exclusively to manufacture, formulate, test, label or package the Product as of the Effective Date.

     "Party" means BMS or the Company and, when used in the plural, means BMS and the Company.

     "Person" means any individual, group, corporation, partnership or other organization or entity (including any Government Entity).

     "Prime Rate" means the rate of interest from time to time announced as the prime commercial lending rate to the most creditworthy customers by a bank of national standing agreed to by the Parties.

     "Product" means the prescription form of VANIQA(R) (eflornithine hydrochloride) Cream, 13.9% and further listed and described on Schedule 1.01, as the same is manufactured, packaged and labeled in accordance with applicable Laws and the applicable Product Registration and Specifications, including all strengths and packaging configurations of the final finished dosage form presentation existing on the Effective Date.

     "Product Registrations" means the approvals, permits, applications, licenses or registrations (including but not limited to the NDA) and any amendments or supplements thereto for the Product which have been received in order to market or sell same (and related submissions to and correspondence with the relevant Governmental Entity). For the avoidance of doubt, the Parties agree that Product Registrations do not include any Manufacturing Facility Registration, any NDC number or any drug listing required by 21 C.F.R. Part 207.

     "Related Instruments" means the Asset Purchase Agreement, the License Agreement and any other written agreements contemplated thereunder to which the Parties are parties.

     "Specifications" for the Product means the written specifications set forth in the applicable NDA as of the Closing Date (as defined in the Asset Purchase Agreement), as the same may be amended or supplemented from time to time hereafter by the Company in accordance with Section 2.06(b).

     "Third Party" means any Person who or which is neither a Party nor an Affiliate of a Party.

     "United States" and "U.S." means the fifty (50) states of the United States of America and the District of Columbia, Puerto Rico and any other territory or possession of the United States.

     Section 1.02. Other Definitions.

     The following terms have the meanings set forth in the Sections set forth below:

     Term                                                          Section
     ----                                                          -------
     Asset Purchase Agreement                                      Recitals
     Audit                                                         7.04
     BMS                                                           Preamble
     BMS Party                                                     6.02
     Company                                                       Preamble
     Company Party                                                 6.01
     Confidential Information                                      9.01(a)
     Effective Date                                                Preamble
     Facility Audit                                                5.01(c)
     Facility Technical Information                                2.10(b)
     Force Majeure Event                                           11
     Forecast                                                      2.02
     Gillette                                                      Recitals
     Non-Serious Adverse Event                                     8.03(b)
     Partnership                                                   Recitals
     PDMA                                                          2.12
     Product Quality Complaint                                     8.04(a)
     Purchase Price                                                3.01(a)
     Recall                                                        8.02
     Retained Rights                                               2.14
     Serious Adverse Event                                         8.03(b)
     SKU                                                           2.02
     Stability Study                                               8.01(b)
     Technical Information                                         2.11(b)
     Term                                                          10.01

Any other terms capitalized in this Agreement and not defined in Section 1.01 or referenced in this Section 1.02 shall have the meaning ascribed to such term in the Asset Purchase Agreement for the Product.

     Section 1.03. Interpretations.

          (a) In the event an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

          (b) The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". Unless the context requires otherwise; (A) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document or any addenda, schedules, exhibits or amendments thereto, and as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein); (B) any reference to any Laws herein shall be construed as referring to such Laws as from time to time enacted, repealed or amended; (C) any reference herein to any Person shall be construed to include the Person's successors and assigns; (D) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof; (E) all references herein to Sections, Exhibits or Schedules shall be construed to refer to Sections, Exhibits and Schedules of this Agreement; and (F) the singular number includes the plural number and vice versa.

                                   SECTION 2.

                             GENERAL TERMS OF SUPPLY

     Section 2.01. Sale and Purchase of Product.

          (a) BMS (either itself or through its Affiliates) shall supply to the Company, and the Company shall, subject to the terms and conditions of this Agreement, purchase from BMS, one hundred percent (100%) of the Company's requirements for the Product for marketing, distribution, sale and use during the Term, pursuant to Firm Orders submitted by the Company to BMS from time to time in accordance with Section 2.03, at the Purchase Price, and subject to
Section 5.02.

          (b) All quantities of the Product shall be supplied hereunder by BMS in finished dosage form, filled, labeled, branded and packaged for commercial sale or distribution, or as samples, as the case may be, in accordance with the terms and conditions of this Agreement, the Specifications and applicable Laws. BMS shall solely and exclusively supply the Product to the Company, its Affiliates and their respective designees. BMS shall be responsible for the purchase of all raw materials for the manufacture of the Product in accordance with the Product Registrations as necessary to supply the finished Product to the Company under this Agreement.

          (c) BMS and the Company shall take any and all actions necessary to change, as expeditiously as possible, the NDC numbers for the Product and to apply new NDC numbers to the

Product. For no more than six (6) months following the Effective Date, the Product manufactured hereunder may continue to be labeled and packaged with the same labels and packaging that are used by BMS in connection with its manufacture of the Product for the Partnership as of the Effective Date; provided, however, that the Parties shall use their commercially reasonable efforts to complete the revision of all Product labeling and packaging sooner. After such time, the Product shall be manufactured with labeling, branding, trade dress and packaging identifying BMS or any Affiliate thereof as the manufacturer of the Product and the Company (or the Company's designee) as the distributor thereof and the labeling shall reflect the Company's NDC number. Promptly after the Effective Date, BMS shall provide to the Company samples and copies of all labeling, branding, trade dress and packaging for the Product as of the Effective Date. Within sixty (60) calendar days following the delivery by BMS to the Company of the current labeling and packaging, the Company shall provide to BMS final specifications for the revised labeling, branding, trade dress and packaging of the Product, including all necessary photo-ready art (or its substantial equivalent) reflecting such revisions.

          (d) Subject to the provisions of Section 2.01(c), the Company shall control and shall have sole responsibility for, the content and type of all labeling and packaging (and any changes or supplements thereto) for the Product. Except as otherwise provided in the Asset Purchase Agreement, all such activities related to any changes or supplements to the labeling and packaging shall be conducted at the Company's sole cost and expense, including any Fully-Burdened Costs incurred by BMS plus 15% in securing any approvals required by the FDA or other applicable regulatory authorities for any such changes or supplements, excluding the cost of any printed materials or label inventory that cannot be used following the change. BMS shall be responsible for obtaining such labels in accordance with the content specified by the Company. Any changes to the labeling and packaging shall be communicated to BMS in writing at least one hundred twenty (120) calendar days (or, if shorter, the period required by applicable Laws or Government Entities) prior to the desired implementation date together with the documentation specifying the content to be included in the labeling and packaging, including all necessary photo-ready art (or its substantial equivalent). BMS shall not be required to implement such changes until its first batch run after the expiration of such one hundred twenty (120) day (or shorter) period. However, BMS shall endeavor to implement the changes as early as practicable.

          (e) No terms and conditions contained in any Firm Order, acknowledgment, invoice, bill of lading, acceptance or other preprinted form issued by either Party shall be effective to the extent they are inconsistent with or modify the terms and conditions contained herein.

     Section 2.02. Forecasts.

          The Company shall submit to BMS upon execution of this Agreement and thereafter no later than thirty (30) days before the first day of every calendar quarter (i.e., January 1, April 1, July 1, and October 1) during the Term hereof, a twenty-four (24) month rolling forecast ("Forecast") organized by months and Product stock keeping units ("SKUs") setting forth orders the Company expects to place for the Product during such period commencing with the beginning of said calendar quarter. The Company shall make all Forecasts in good faith given market and other information available to the Company. All Forecasts are non-binding except as set forth in Section 2.03 below.

     Section 2.03. Ordering.

          (a) Upon the execution of this Agreement, the Company will provide BMS with its initial Firm Order of Product for its requirements through December 31, 2002, the quantities and delivery dates for such initial Firm Order shall be attached as Schedule 2.03(a), and is in addition to the Inventory to be delivered to the Company pursuant to the Asset Purchase Agreement. BMS will supply the quantities set forth in Schedule 2.03(a) for the Product in accordance with the delivery schedule set forth therein (it being understood that BMS shall be under no obligation to deliver in excess of [***] units of the Product ordered pursuant to this Section 2.03(a) sooner than sixty (60) days after the Effective Date of this Agreement), and to the extent such initial Firm Order is not sufficient to meet the Company's actual requirements for the Product for such period, BMS will use its commercially reasonable efforts to supply the Company with its requirements beyond the amounts specified in Schedule 2.03(a). The Company agrees to purchase such quantities of the Product as supplied by BMS in accordance with Schedule 2.03(a).

          (b) Except as provided in Section 2.03(a), and subject to the terms and conditions of this Agreement, the Company shall purchase the Product solely by Firm Orders for the Product. The terms and conditions of this Agreement shall be controlling over any conflicting terms and conditions in such Firm Order. The Company shall submit each such written Firm Order to BMS at least one hundred twenty (120) days in advance of the date specified in each Firm Order on which delivery of the Product is required. Each such Firm Order shall be binding on the Company and on BMS once such Firm Order is accepted by BMS (it being understood that such Firm Order shall be deemed to be accepted by BMS if it meets the requirements as set forth in this Agreement). Prior to the placement of Firm Orders, the Parties shall communicate regarding BMS' production schedules for the Product and the Company's anticipated delivery requirements for the Product so that the Parties can coordinate BMS's production schedules and the Company's delivery requirements to enable BMS to supply Product to the Company with the maximum practicable shelf life at the time of shipment. Notwithstanding the foregoing, BMS shall attempt to accommodate any request of the Company for delivery of the Product in less than one hundred twenty (120) days, and further, BMS will attempt to accommodate any changes requested by the Company in delivery schedules for the Product following BMS' receipt of Firm Orders from the Company; provided, however, BMS shall not be liable for any failure or inability to do so. Subject to the foregoing, upon receipt of each Firm Order by BMS hereunder, BMS shall supply the Product in such quantities (with any variances permitted hereunder) and deliver the Product to the Company on the requested delivery dates specified in such Firm Order, unless otherwise mutually agreed in writing by the Parties. To the extent that such Firm Order is not sufficient to meet the Company's actual requirements, BMS shall use commercially reasonable efforts to supply the Company with its requirements beyond the amounts specified in its Firm Order; provided, however, BMS shall not be liable for any failure or inability to do so. BMS is not entitled to accept verbal orders of any kind for the production of the Product hereunder.

          (c) Quantities of the Product actually shipped by BMS may vary from the quantities specified in any Firm Order by plus or minus ten percent (10%), or as mutually agreed upon by the Parties, and still be deemed to be in compliance with such Firm Order; provided, however, the Company only shall be invoiced and required to pay for the quantities that BMS actually ships to the Company.

          (d) Any Product ordered by the Company for delivery on each specified delivery date shall be consistent with BMS' current minimum batch sizes for the Product, or multiples thereof, as set forth in Schedule 3.01(a). BMS may change the batch size at any time; provided that BMS gives the Company no less than six months prior notice; and provided further that such changes in batch size conform with Product Registrations and applicable Laws.

     Section 2.04. Shipments.

          BMS shall ship each Firm Order, EXW Facility for the Product (whether manufactured by BMS, an Affiliate of BMS or a Third Party) to the Company or its designee to the destinations specified by the Company on the applicable Firm Order using the Company's designated common carrier.

***Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Freight (including customs clearance costs) and insurance shall be for the account of the Company. Title shall pass to the Company and the risk of loss, delay or damage in transit shall be with the Company, from and after the Company's designated common carrier takes custody of the Product from BMS at the Facility (including, without limitation any loss from an environmental impact arising from the release or consumption of the Product); provided, however, that such transfer of title and risk of loss, delay and damage shall not in any way otherwise obviate or limit the representations and warranties or indemnification obligations of BMS hereunder. BMS shall package the Product for shipment in accordance with appropriate packaging and shipping containers agreed upon by the Parties, unless otherwise specified in writing by the Company sixty (60) business days prior to such shipment, in which event any extra costs incurred by BMS on account of the packaging changes requested by the Company shall be promptly reimbursed by the Company. In the event that BMS receives less than sixty (60) business days notice of a request for alternate packaging, BMS shall not be required to repackage any shipments that have already been packed for shipment. BMS shall include the following with each shipment of the Product: (a) the Company purchase order number; (b) the BMS lot and batch numbers for the Product included; (c) the quantity of the Product; and (d) the Certificate of Analysis (the form of which is attached hereto as Schedule 2.04).

     Section 2.05. Receipt of Product.

          (a) The Company shall be entitled to reject any portion or all of any shipment of the Product that does not conform to the Specifications or otherwise fails to comply in any material respect with Section 5.02(a) (unless such non-conformity was attributable to an act or omission of the Company or the common carrier once such Product, packaged for shipment in accordance with
Section 2.04, was accepted by such common carrier from BMS), provided, that, (i) the Company shall notify BMS within thirty (30) calendar days after receipt of such shipment if it is rejecting a shipment due to obvious physical damage or quantity discrepancies that are evident upon visual inspection of the packaged Product as shipped by BMS (unless caused by the common carrier or the Company),
(ii) except as otherwise provided in Section 2.05(a)(iii), the Company shall notify BMS within ninety (90) calendar days after receipt of such shipment if it is rejecting a shipment due to any defects other than those obvious visual defects, and (iii) the Company shall notify BMS within ninety (90) calendar days after the Company becomes aware of any defects in the case of Product having defects that are attributable solely to BMS's manufacture of such Product. Notwithstanding anything contained herein, the Company shall have no obligation to inspect the Product beyond a visual inspection of each shipment for obvious physical damage or quantity discrepancies that are evident upon visual inspection of the packaged Product as shipped by BMS. Without in any way limiting BMS' indemnity obligations as set forth in Section 6.01, if no notice is provided by the Company within the relevant time periods set forth above, then the Company shall be deemed to have accepted the shipment. Any notice of rejection by the Company shall be accompanied by a reasonably detailed statement of its reasons for rejection and a report of any pertinent analysis performed by the Company on the allegedly non-conforming Product, together with the methods and procedures used. BMS shall notify the Company as promptly and as reasonably possible, but in any event within thirty (30) calendar days after receipt of such notice of rejection, whether or not it accepts the Company's assertions of non-conformity.

          (b) Whether or not BMS accepts the Company's assertion of non-conformity, promptly upon receipt of a notice of rejection, unless otherwise specified by the Company, BMS shall use commercially reasonable efforts to provide replacement Product for the Product that was rejected by the Company in the original shipment within ninety (90) calendar days of receipt of the Company's notice of non-conformity. If any such Product rejected by the Company from such original shipment ultimately is found to be non-conforming (whether pursuant to Section 2.05(c) or if BMS so acknowledges in writing), BMS shall bear all expenses for such replacement Product (including all transportation and/or disposal charges and cost of manufacture for such non-conforming Product), to the extent the Company previously paid for any corresponding non-conforming Product. If it is determined subsequently that such non-conforming Product was in fact conforming (whether pursuant to Section 2.05(c) or if the Company so acknowledges in writing), then the Company shall be responsible not only for the purchase price of the allegedly nonconforming Product (including all transportation charges), but also, upon receipt and acceptance by the Company in accordance with the procedures (and at the same price charged in the original shipment) set forth above, the replacement Product. Replacement shipments shall also be subject to the procedures contained in Section 2.05(a). BMS shall be under no obligation to accept a return of Product except as provided in this
Section 2.05(b).

          (c) If BMS disagrees with any alleged non-conformity with respect to any Product it shall so notify the Company in writing with thirty (30) calendar days of the Company's notice of non-conformity and BMS and the Company shall promptly (and in no event longer than an additional thirty (30) calendar days) cooperate with one another to retain an independent laboratory of recognized repute, reasonably acceptable to both Parties, which shall analyze an aliquot sample or such other portion of a shipment of such Product, furnished by the Company from the shipment received by the Company, as may be necessary to substantiate whether the shipment rejected by the Company conformed to the Specifications or otherwise failed to comply in any material respect with
Section 5.02(a) at the time of delivery to the Company or its designee. The laboratory shall use such procedures and tests as the laboratory may consider necessary or appropriate to reach a conclusion. Both Parties agree to cooperate with the independent laboratory's reasonable requests for assistance in connection with its analysis hereunder. Both Parties shall be bound by the laboratory's results of analysis, which, absent manifest error, shall be deemed final as to any dispute over compliance of the Product with the Specifications and/or compliance in any material respect with Section 5.02(a) at the time of delivery to the Company or its designee. If the laboratory analysis shows that the Product does not conform to the Specifications and/or that it does not comply in all material respects with Section 5.02(a), the costs of such analysis shall be paid by BMS. If the laboratory analysis shows that the Product does conform to the Specifications and/or that it does comply in all material respects with Section 5.02(a), the costs of such analysis shall be paid by the Company.

          (d) If BMS acknowledges an alleged non-conformity (or if the laboratory concludes that the Product was non-conforming), BMS shall promptly (and in any case within thirty (30) calendar days thereafter) make arrangements for the return and disposal of the non-conforming Product. BMS shall pay, or reimburse the Company, for the Fully-Burdened Costs incurred by the Company for such return shipment of such non-conforming Product in accordance with BMS' instructions.

     Section 2.06. Quality Control; Change in Specifications or Supplier.

          (a) BMS shall conduct all quality control testing of the Product prior to shipment in accordance with the Product Registration and applicable Laws. BMS shall retain records and samples of the Product relating to such testing as required by applicable Law and shall provide the Company with reasonable access during normal business hours to such records during any Audit in accordance with the procedures set forth in Section 7.04; provided, however, that such access does not unreasonably disrupt the normal operations of BMS. If the Company conducts quality control testing of the Product after delivery thereof to the Company, the Company shall use a laboratory qualified by BMS to ensure consistency of testing with the BMS results. BMS shall promptly after the Effective Date (and in no event later than thirty (30) days) provide all analytical methodology used by BMS for quality control testing of the Product.

          (b) The Company shall have the right: (i) subject to BMS' prior written consent not to be unreasonably withheld, to change the Specifications with respect to the Product from time to time; (ii) to change the Specifications with respect to the Product without prior written consent, from time to time, as may be required by any Governmental Entity having jurisdiction over the Product; or (iii) to change the Specifications with respect to the Product by mutual agreement of the Parties and in each case, on not less than one hundred twenty
(120) calendar days prior written notice to BMS (or such shorter period as required by any Governmental Entity or mutually agreed by the Parties). In such event, upon the reasonable request of the Company and at the Company's sole expense, BMS shall assist with all analytical or experimental work to be performed in connection with making such change, but the Company shall be responsible, at the Company's expense, for filing all changes proposed by the Company to any Product Registration, and for seeking approval of any such change required by each applicable Governmental Entity. The Company shall reimburse BMS or its Affiliates for its Fully-Burdened Costs incurred plus 15% in implementing any changes to the Specifications in accordance with this Section 2.06(b) requested by the Company in BMS' or its Affiliates' Facility, and for filing, amending or supplementing any Manufacturing Facility Registration required thereby and shall not hold BMS responsible for any reasonable disruption of supply resulting from any such change in the Specifications.

          (c) At any time and from time to time, BMS may, (i) in its sole discretion, without the consent of the Company (but with sixty (60) days' prior written notice) change the manufacturer or source of manufacturing used in the manufacturing of the Product to an Affiliate of BMS, or to another BMS owned and operated facility, provided that BMS shall remain responsible for all of its obligations set forth herein, and provided further that any such change which will result in a delay in BMS' or such other party's ability to meet the Company's delivery requirements for Products pursuant to Firm Orders made pursuant to Section 2.03 shall require the prior written consent of the Company (not to be unreasonably withheld or delayed), (ii) with the Company's prior written consent (not to be unreasonably withheld) change the manufacturer or source of manufacturing used in the manufacturing of the Product to a Third Party; provided that BMS shall be responsible for the acts or omissions of such Third Party or (iii) without the consent of the Company (but with sixty (60) days' prior written notice) change the manufacturer or manufacturing source used in the manufacturing of the Product to a successor (whether by merger, consolidation, reorganization or other similar event) or purchaser of the Facility and/or substantially all of its business assets relating to the Product, provided, that, such successor or purchaser has agreed in writing to assume all of BMS' rights and obligations hereunder and a copy of such assumption is provided to the Company, and provided further that any such change which will result in a delay in BMS' or such other party's ability to meet the Company's delivery requirements for Products pursuant to Firm Orders made pursuant to Section 2.03 shall require the prior written consent of the Company (not to be unreasonably withheld or delayed). The Company shall cooperate with BMS (and such other manufacturer, if applicable) in any reasonable manner to effect such transfer to an Affiliate of BMS, Third Party or successor. BMS shall be responsible for making any required Manufacturing Facility Registration with respect to such change in manufacturer and seeking approval from each applicable Governmental Entity. The Company shall be responsible for making any required filing with respect to any Product Registration in connection with such change in manufacturer or source of manufacturing. BMS shall bear all costs incurred by either Party with respect to such change in manufacturer or source of manufacturing including without limitation any Product Registration filings, and shall compensate the Company for its Fully-Burdened Costs incurred pursuant to any such change.

          (d) At any time and from time to time, BMS in its sole discretion may change, without the consent of but with sixty (60) days prior written notice to and consultation with the Company, any manufacturing processes used in manufacturing the Product, any active pharmaceutical ingredient, intermediates, excipients, reagents or other compounds used in the manufacture of the Product, and any suppliers of any components used in making the Product; provided that, any such change requiring approval of an amendment or supplement to any Product Registration will not be effected or implemented without the prior written consent of the Company (not to be unreasonably withheld or delayed); and provided further that except where such change results from a manufacturing Improvement made in response to a pronouncement of a Governmental Entity (other than as a result of non-compliance by BMS), a Force Majeure Event, or a change in applicable Law, no such change shall be effected in a manner that would result in or cause an interruption of supply of the Product to the Company. Each Party will fully cooperate with the other in any reasonable manner to effect such change in a timely manner. The Company shall be responsible for all Product Registration filings needed to effect such change, and will use its commercially reasonable efforts to make all such regulatory filings (subject to receipt of necessary information from BMS) and take such actions as may be required to implement and seek regulatory approval for such change on a timely basis. BMS shall be responsible for making any required filing to any Manufacturing Facility Registration with respect to such change and seeking approval from each applicable Governmental Entity, BMS shall reimburse the Company for its Fully-Burdened Costs in seeking and obtaining or assisting BMS in seeking and obtaining any qualification or regulatory approval of such change. However, if such change is required by a change in Law or by a Governmental Entity (other than as a result of non-compliance by BMS), or is requested by the Company, in which event the Company shall reimburse BMS for its Fully-Burdened Costs plus 15% to seek and obtain any regulatory approval for such change and to implement such change.

          (e) With respect to any regulatory filings and approvals made or sought by either Party under this Section 2.06, each Party shall provide reasonable cooperation to the other Party in connection therewith. If a change proposed to be made under this Section 2.06 requires prior approval by any applicable Governmental Entity before implementation, such change will not be implemented until such change has been so approved.

     Section 2.07. Material Safety Data Sheets.

          BMS shall provide the Company with all information in the applicable Material Safety Data Sheets as they exist as of the Effective Date for the Product provided by BMS and thereafter as reasonably requested by the Company.

     Section 2.08. BMS Supply Contracts.

          BMS shall have the sole right, but not the obligation, at its sole discretion and expense, to maintain and enforce any contract entered into by BMS or its Affiliates covering the supply of any active pharmaceutical ingredient, compounds, intermediates, biomaterials, packaging components, containers and other materials used in the manufacture of the Product. Upon termination of BMS' supply obligation under this Agreement, BMS will assign, to the extent assignable and if requested by the Company, any contracts relating to the supply of any active pharmaceutical ingredient, compounds, intermediates, biomaterials, packaging components, containers and other material used exclusively in the manufacture of the Product, and the Company shall be solely responsible for all obligations arising under such assigned contracts after the date of assignment. Except as provided by Section 11, nothing contained in this Section 2.08 shall excuse BMS from performing its obligations under this Agreement. For the avoidance of doubt, termination without cause by BMS and/or expiration of a supply contract by BMS, in itself, does not constitute a Force Majeure event; provided, however, BMS' inability to obtain bulk supply shall constitute a Force Majeure event.

     Section 2.09. Line Extension Product and New Product.

          BMS shall have no obligation, express or implied, to develop or assist in the development or manufacture of new formulations, dosages, forms of administration or preparations for the Product.

     Section 2.10. Maintenance of Manufacturing Facility Registrations.

          For so long as BMS is manufacturing the Product for the Company:

          (a) BMS shall have sole responsibility at its expense for maintaining, and shall use commercially reasonable efforts to maintain, each Manufacturing Facility Registration covering the manufacture of the Product.

          (b) The Company agrees to provide to BMS all material manufacturing and supply information (the "Facility Technical Information") necessary to enable BMS (i) to make any filings required by applicable Law in connection with any Manufacturing Facility Registration, (ii) to otherwise maintain each such Manufacturing Facility Registration, and (iii) to include complete and accurate information in reports required to be made by BMS to any applicable Governmental Entity with respect to any Product with respect to such Manufacturing Facility Registration. BMS shall, to the extent it is not required to be reported to BMS by the Company under applicable Laws, provide written notice to Company setting forth in reasonable detail the nature of the Facility Technical Information in respect of the Product and the date by which such Facility Technical Information shall be provided to BMS in respect of the Product. Any such written notice shall allow the Company reasonable time to accumulate such Facility Technical Information requested. The Company shall use its commercially reasonable efforts to provide such Facility Technical Information to BMS on or before the date set forth in any such written request. The Company will use its commercially reasonable efforts to do all such other acts, as promptly as reasonably possible, which may be necessary or appropriate to make all necessary reports to BMS to allow appropriate and timely filings required by Law to the Manufacturing Facility Registration. BMS shall reimburse the Company its Fully-Burdened Costs to provide such information and reports.

          (c) Each Party shall keep the other informed on a timely basis as to any developments that would have a material adverse effect on a Manufacturing Facility Registration. BMS shall have the final decision-making authority in every case on how to maintain each Manufacturing Facility Registration and any other issues in connection therewith; provided, that, BMS will not, except where required by, or to fulfill its obligations under, applicable Laws or except where required by a Governmental Entity acting within the scope of its authority, supplement, amend or otherwise alter a Manufacturing Facility Registration so as to breach this Agreement or to materially and adversely alter the rights granted to, or the obligations imposed upon, the Company hereunder or under the Asset Purchase Agreement that are derived from such Manufacturing Facility Registration.

     Section 2.11. Maintenance of Product Registrations.

          (a) As between the Parties, the Company shall retain all rights, title and interests in and to, and all obligations under, the Product Registration. The Company shall have sole responsibility for maintaining, and shall use commercially reasonable efforts to maintain, the Product Registration, including filing NDA annual reports.

          (b) Without limiting any obligations of BMS under the Asset Purchase Agreement, BMS agrees to provide all material information (the "Technical Information") necessary to enable the Company (i) to make any filings required by applicable Law in connection with any Product Registrations anywhere in the world, (ii) to otherwise maintain any Product Registrations anywhere in the world (including any Supplemental Registrations), and (iii) to include complete and accurate information in the annual reports required to be made by the Company to the FDA in relation to the Product. The Company shall, to the extent it is not required to be reported to the Company by BMS under applicable Laws and/or as listed on Form FDA 2252, provide written notice to BMS setting forth in reasonable detail the nature of the Technical Information in respect of the Product and the date by which such Technical Information shall be provided to the Company in respect of the Product. Any such written notice shall allow BMS reasonable time to accumulate such Technical Information requested. BMS shall use its commercially reasonable efforts to provide such Technical Information to the Company on or before the date set forth in any such written request. BMS will use its commercially reasonable efforts to do all such other acts, as promptly as reasonably possible, which may be necessary or appropriate to make all necessary reports to the Company, including reports of Serious and Non-Serious Adverse Events in accordance with Section 8.03, that are required by Law to allow appropriate and timely filings to the Product Registration. Except as otherwise provided in the Asset Purchase Agreement, the Company shall reimburse BMS its Fully-Burdened Costs plus 15% to provide such information and reports with respect to Product Registrations outside the U.S.

          (c) Each Party shall keep the other informed on a timely basis as to any developments that would have a material adverse effect on the Product Registrations. Where the Company may lawfully do so and subject to any confidentiality obligations it may have to Third Parties with respect to Third Party information included therein, the Company shall provide BMS, upon request after reasonable notice from BMS, with access to copies of all filings submitted by the Company based on any information submitted by BMS or that relate to any Facility. The Company shall have the final decision-making authority in every case on how to maintain each Product Registration and any other issues in connection therewith, provided, however, Company shall consult with BMS, on whether and how to communicate with applicable Governmental Entity with respect to decisions on Recall of the Product. The Company will not, except where required by, or to fulfill its obligations under, applicable Law or except where required by a Governmental Entity acting within the scope of its authority, supplement, amend or otherwise alter any Product Registration so as to breach this Agreement or to materially and adversely alter the rights granted to, or the obligations imposed upon, BMS hereunder or under the Asset Purchase Agreement that are derived from such Product Registration.

          (d) The Company shall pay all fees arising on or after the Effective Date with respect to the Product Registrations that the Company initiates, including NDA user and filing fees.

     Section 2.12. Promotional and Advertising Materials.

          The Company shall be solely responsible for designing, preparing and distributing at its sole expense all promotional materials and advertisements used by or on its behalf of it in the promotion and marketing of the Product. The Company shall be solely responsible for submitting, without BMS review, all promotional and advertising materials prepared by or for it to Governmental Entity for review and approval (as applicable). Notwithstanding any review or use of any promotional or advertising materials by BMS prior to the Effective Date, the Company will be solely responsible and liable for any failure arising after the Effective Date of such materials to comply with the applicable labeling and Product Registration and with applicable Law (including the Prescription Drug Marketing Act of 1987 ("PDMA") and any amendments thereto), unless the failure to so comply is a result of BMS' or its Affiliate's act or omission with respect to such promotional and advertising materials, including packaging errors and omissions, in which case BMS shall be solely responsible and liable.

     Section 2.13. Intellectual Property; License Grant.

          (a) The Company hereby grants to BMS a non-exclusive, fully paid-up and royalty-free, irrevocable, worldwide and sublicensable right and license under its rights, title and interests in and to the Partnership Manufacturing Know-How, the Gillette Know-How and the BMS Know-How, in each case solely for purposes of manufacturing and supplying the Product exclusively to the Company during the Term and under the provisions of this Agreement.

          (b) As between the Parties, the Company shall own all right, title and interest in and to the Partnership Manufacturing Know-How, including, without limitation, to any Improvements thereto.

          (c) BMS hereby grants to Company a non-exclusive, fully paid-up and royalty-free, irrevocable, worldwide and sublicensable right and license under its rights, title and interests in and to the BMS Manufacturing Know-How solely for the purpose of manufacturing or having manufactured the Product and any Improvements thereto for the Company's manufacturing, marketing, sale and distribution.

                                   SECTION 3.

                           PURCHASE PRICE FOR PRODUCT

     Section 3.01. Purchase Price.

          (a) The purchase price for commercial and sample supplies of the Product sold to the Company during the Term pursuant to Firm Orders submitted by Company shall be equal to the price set forth in Schedule 3.01(a) (as adjusted from time to time pursuant to Section 3.01(b), the "Purchase Price").

          (b) The Purchase Price for the Product shall be fixed at the beginning of the Term, and thereafter shall be adjusted on January 1, 2003 and on each January 1 thereafter during the Term (to take effect for orders to be delivered after January 1) to be equal to [***] for such calendar year as calculated by BMS in accordance with its standard accounting procedures in or about September of the preceding calendar year. The Purchase Price may not be increased in any annual adjustment pursuant to this Section 3.01(b) in excess of five percent (5.0%) of the Purchase Price in effect for the immediately preceding calendar year. For the avoidance of doubt, this limitation shall not apply to any increase to the Purchase Price pursuant to an adjustment under Section 3.01(c).

          (c) In addition to any Purchase Price adjustment pursuant to Section 3.01(b), BMS shall be entitled to increase the Purchase Price for the Product at any time during the Term (to take effect for orders to be delivered after the date of such event) by giving thirty (30) days prior written notice to the Company solely to take into account, to the extent not reimbursed by the
Company: (i) any increase in the Fully-Burdened Costs of manufacturing the Product occasioned by a change in Specifications requested by the Company pursuant to Section 2.06(b); (ii) changes in its manufacturing processes in response to a pronouncement of a Governmental Entity (other than as a result of non-compliance by BMS), (iii) changes resulting from a Force Majeure Event, or a change in applicable Law pursuant to Sections 2.06(c) and 2.06(d); or (iv) to reflect unanticipated, significant, additional costs incurred upon renewal or replacement of any contract with a Third Party for the supply of any materials or services used in the manufacture or supply of the finished Product, but excluding for purposes of this clause (iv) any costs incurred in connection with the change of the manufacturer or source of manufacturing of the Product. In connection with any increase of the Purchase Price pursuant to the preceding sentence, BMS shall provide reasonable documentation to the Company supporting the basis for the increase and shall use its commercially reasonable efforts to locate an alternative lower cost supplier for materials or provider of

***Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

services utilized to manufacture the Product. Since such increases may not be immediately known at the effective date of the price increase, the Purchase Price for any deliveries made after the effective date of such price increase will be invoiced and initially paid based on the Purchase Price then in effect, with an adjustment of the Purchase Price and payment of any difference to be made once the adjustment is finally determined.

                (d) Not more frequently than once with respect to any year in which BMS has elected to adjust the Purchase Price under Section 3.01(b) or
Section 3.01(c), the Company shall have the right within twelve (12) months of such Purchase Price adjustment, to have an independent accounting firm audit BMS' books and records relating to such price adjustment, for the sole purpose of verifying BMS' determination of the adjustment. Such audit shall be at reasonable times during normal business hours and upon reasonable notice to BMS. Concurrently with the auditing firm's furnishing of its conclusions to the Company, a copy of such conclusions shall be furnished to BMS to allow BMS an opportunity to review the accuracy of the auditing firm's conclusions. The parties shall cooperate with one another in good faith to resolve any disputes concerning the auditing firm's conclusions in accordance with Section 14.03. The Company shall bear the full cost of such audit unless such audit discloses a variance of more than five percent (5%) from the amount due, in which event, BMS shall bear the full cost of such audit. Any amounts that are determined to be due and owing by BMS to the Company following such audit shall be paid within thirty (30) days thereafter, together with any interest due thereon from the date of overpayment by the Company at the Prime Rate plus one percent (1%) per annum; provided that in no event shall such rate exceed the maximum legal annual interest rate. The payment of such interest shall not limit the Company from exercising any other rights or remedies it may have. If such audit right is not exercised by the Company within the twelve (12) month time period, then such price increase shall be deemed accepted.

                                   SECTION 4.

                              PAYMENTS AND REPORTS

         Section 4.01. Payment; Books and Records.

                (a) BMS shall submit invoices to the Company for the Product promptly after shipment. The invoices shall reflect the Purchase Price. Payments shall be made by the Company within thirty (30) calendar days of receipt of the invoice or shipment, whichever occurs later. In addition, BMS, in its sole discretion, shall determine, and may from time to time change without the consent of, but with notice to, the Company, the identity of the party that shall invoice the Company for any Product supplied hereunder which shall be BMS or an Affiliate of BMS.

                (b) BMS shall maintain complete and accurate books, records and accounts that, in reasonable detail, fairly reflect the calculation of Fully-Burdened Cost of the Product supplied hereunder, in sufficient detail to permit (i) BMS to prepare financial statements for the supply of Product to the Company for each calendar quarter and calendar year in conformity with GAAP and as required by Section 3.01 and (ii) the Company to confirm the accuracy of the calculation of any Purchase Price invoiced hereunder. BMS shall retain such books, records and account for a period of not less than three (3) calendar years after the calendar year in which they are prepared.

                (c) Within sixty (60) days after the end of each calendar quarter, BMS shall provide the Company with the financial statements prepared by BMS pursuant to Section 4.01(b).

         Section 4.02. Mode of Payment.

                The Company shall make all payments required under this Agreement by electronic transfer of immediately available United States dollars to a bank account designated by BMS.

         Section 4.03. Taxes.

                Any and all transfer, sales, use, and other taxes imposed upon or with respect to or measured by the sale or delivery by BMS to the Company of any Product hereunder shall be the responsibility of and for the account of the Company. Such amounts shall be included on BMS' invoices to the Company for the Product. If BMS obtains any credit for the amounts of the tax, such amount shall be repaid by BMS to the Company when it is received by BMS. Anything to the contrary notwithstanding, the Company shall have no obligation to pay any income tax imposed on BMS or any of its Affiliates which may arise from the transactions contemplated by this Agreement.

         Section 4.04. Late Payments.

                In the event that any payment due hereunder is not made when due, the payment shall accrue interest from the date due at Prime Rate plus one percent (1%) per annum, provided, that, in no event shall such rate exceed the maximum legal annual interest rate. The payment of such interest shall not limit BMS from exercising any other rights it may have as a consequence of the lateness of any payment.

                                   SECTION 5.

              COMPLIANCE WITH LAWS; REPRESENTATIONS AND WARRANTIES

         Section 5.01. Compliance with Law; Cooperation.

                (a) Compliance with Law. Each Party shall maintain in full force and effect all necessary licenses, permits and other authorizations required by applicable Law to carry out its duties and obligations under this Agreement. Each Party shall comply with all Laws applicable to its activities under this Agreement, including, without limitation, any requirements of any product license applicable to the Product and all applicable U.S. federal, state and local environmental health and safety laws then in effect. The Company shall store, market, promote, advertise and sell the Product sold to it by BMS in compliance with all applicable Laws, including the PDMA. BMS and the Company each shall keep all records and reports required to be kept by applicable Laws. The Parties will reasonably cooperate with one another with the goal of ensuring full compliance with Laws. Each Party will cooperate with the other to provide such letters, documentation and other information on a timely basis as the other Party may reasonably require to fulfill its reporting and other obligations under applicable Laws to applicable Governmental Entity.

                (b) Reasonable Cooperation. Without limiting any obligation expressly imposed on either Party pursuant to the other provisions of this Agreement, BMS and the Company each hereby agrees to co-operate in good faith with one another, particularly with respect to unanticipated problems or contingencies, and shall perform its respective obligations in good faith and in a commercially reasonable, diligent and workmanlike manner, and use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or proper to make effective the transactions contemplated by this Agreement, including such actions as may be reasonably necessary to obtain approvals and consents of Governmental Entities and other Persons, provided, that, no Party shall be required to (i) pay money (other than as expressly required pursuant to the terms and conditions of this Agreement or Related Instruments), or (ii) assume any other material obligation not otherwise required to be assumed by this Agreement or any Related Instruments.

                (c) Right to Audit. Not more frequently than once in any calendar year, the Company shall afford BMS or BMS' representatives, upon not less than ten (10) calendar days' prior written notice and during normal business hours of Company, reasonable access to (i) the premises where the Product is being handled and stored, and (ii) the personnel dedicated to the handling and storing of such Product, to the extent necessary to inspect and conduct a reasonable audit thereof (the "Facility Audit") with respect to the performance of Company's obligations under all applicable Laws and compliance with the handling and storing requirements of the Specifications; provided, that, such access does not unreasonably disrupt the normal operations of Company. BMS, in its sole discretion, may make recommendations regarding the handling or storage of the Product which may be implemented by the Company in its sole discretion. Notwithstanding this provision, all responsibility regarding the handling and storage of the Product is with the Company once the Product is shipped from BMS' Facility in accordance with the terms set forth in
Section 2.04.

         Section 5.02. BMS Representations, Warranties and Covenants.

                (a) BMS represents, warrants and covenants to the Company that the Product manufactured by or for BMS and sold to the Company under this Agreement will, at the time it is tendered to the common carrier for delivery to the Company, except to the extent such non-compliance is attributable to specific instructions received from the Company:

                     (i)    not be adulterated or misbranded under applicable
                Law;

                     (ii)   meet the Specifications therefor;

                     (iii) be manufactured, tested, labeled, packaged, stored, handled, and shipped, in compliance in all material respects with cGMP and with any other applicable Laws, including all applicable U.S. federal, state and local environmental health and safety laws in effect at the time and place of manufacture of the Product;

                     (iv) will be free from defects in material, manufacturing and workmanship when delivered to the common carrier, provided that BMS makes no representation or warranty in this clause (iv) with respect to any defects or non-conformity that can not be readily tested or seen;

                     (v) have a shelf life of not less than eighty-two percent (82%) of the shelf life set forth in Schedule 1.01. In the event that the shelf life of any Product is approved to be extended, then the Parties will discuss in good faith an adjustment to this representation to fairly reflect such extension.

                (b) BMS represents and warrants to the Company that, as of the Effective Date, there is no claim, suit or proceeding, or other investigation pending, or to the actual knowledge of BMS, threatened in writing against BMS which is likely to prevent or materially interfere with BMS' performance under this Agreement or materially adversely affect the rights and interests of the Company hereunder.

                (c) BMS represents, warrants and covenants to the Company that BMS, its Affiliates, licensees and contractors shall adhere in all material respects to all applicable Laws relating to the manufacture, handling, storage, and disposal by any of them of the Product.

                (d) BMS represents and warrants to the Company that the prices set forth on Schedule 3.01(a) do not exceed [***] for calendar year 2002 as calculated by BMS in accordance with its standard accounting procedures in or about September of 2001.

         Section 5.03. The Company Representations, Warranties and Covenants.

                The Company represents, warrants and covenants to BMS that the Company, its Affiliates, licensees and contractors shall adhere in all material respects to all applicable Laws relating to the handling, storage, sale, distribution and disposal by any of them of the Product except to the extent such non-compliance is attributable to specific instruction received from BMS.

         Section 5.04. Representations and Warranties of Each Party.

                (a) Each Party hereby represents and warrants to the other Party as of the Effective Date as follows:

                     (i) such Party (A) has the power and authority and the legal right to enter into this Agreement and perform its obligations hereunder, and (B) has taken all necessary action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such Party and constitutes a legal, valid, binding obligation of such Party and is enforceable against it in accordance with its terms subject to the effects of bankruptcy, insolvency, or other laws of general application affecting the enforcement of creditor rights and judicial principles affecting the availability of specific performance and general principles of equity, whether enforceability is considered a proceeding at law or equity.

                     (ii) such Party is not aware of any pending or threatened litigation (and has not received any communication) that alleges that such Party's activities related to this Agreement have violated, or that by conducting the activities as contemplated herein such Party would violate, any of the intellectual property rights of any other Person.

                     (iii) all necessary consents, approvals and authorizations of all governmental authorities and other Persons required to be obtained by such Party in connection with this Agreement have been obtained.

                     (iv) the execution and delivery of this Agreement and the performance of such Party's obligations hereunder (A) do not conflict with or violate any requirement of applicable law or regulation or any provision of articles of incorporation, bylaws or

***Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                limited partnership agreement of such Party, as applicable, in any material way, and (B) do not conflict with, violate, or breach or constitute a default or require any consent under, any contractual obligation or court or administrative order by which such Party is bound.

         Section 5.05. Disclaimer of Warranties.

                EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, THE ASSET PURCHASE AGREEMENT OR ANY RELATED AGREEMENT, THERE ARE NO OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, MADE OR GIVEN BY EITHER PARTY HEREUNDER, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES OF QUALITY, PERFORMANCE, MERCHANTABILITY AND FITNESS FOR A PARTICULAR USE OR PURPOSE OF A PRODUCT OR ABSENCE OF INFRINGEMENT OF THIRD PARTY RIGHTS WITH RESPECT TO THE MANUFACTURE, USE OR SALE OF A PRODUCT.

         Section 5.06. No Reliance by Third Parties.

                The representations and warranties of a Party set forth in this Agreement are intended for the sole and exclusive benefit of the other Party hereto, and may not be relied upon by any Third Party.

                                   SECTION 6.

                      INDEMNIFICATION; REMEDIES FOR BREACH

         Section 6.01. BMS Indemnity.

                Subject to the Company's indemnity obligations under Section 6.02, BMS shall defend, indemnify and hold harmless the Company, its Affiliates, and its and their employees, agents, officers, and directors (a "Company Party") from and against any and all Losses that result from or arise in connection with any claim (including, product liability claims, strict liability or tort claims), action, suit or other proceeding made or brought by or on behalf of a Third Party against a Company Party (including claims, actions, suits or proceedings for bodily injury, death or property damage), in any such case, based on the breach of any representation or warranty of BMS contained in
Section 5.02 or breach of any material obligation of BMS of this Agreement; provided, however, that BMS shall not be obligated to indemnify a Company Party for any Losses incurred by such Company Party to the extent attributable to any breach of this Agreement by the Company, a Company Party or the Company's contractors/licensees, or to any act or omission constituting gross negligence or willful misconduct on the part of the Company, a Company Party or the Company's contractors/licensees, or any action taken by BMS or its Affiliate upon the direction of the Company (including pursuant to amendments or modifications made to the Specifications by the Company) or to any failure of a Company Party to identify or bring to BMS' attention a Product defect or non-conformity actually known by such Company Party prior to the use of such Product by a Third Party.

         Section 6.02. The Company Indemnity.

                Subject to BMS' indemnity obligations under Section 6.01, the Company shall defend, indemnify and hold harmless BMS, its Affiliates, and its and their employees, agents, officers, and directors (a "BMS Party") from and against any and all Losses that result from or arise in connection with (a) any claim (including product liability claims, strict liability or tort claims), action or proceeding made or brought against such BMS Party by or on behalf of a Third Party for bodily injury, death or property damage to the extent such injury, death or damage is based on (i) the Company's use, promotion, advertising, handling, disposal or supply of the Product after the Effective Date (regardless of which Party manufactured it) or (ii) the Company's breach of this Agreement; or (b) any claim, action, suit or other proceeding made or brought by a Third Party based on (i) the breach by the Company of any of its representations or warranties contained in Section 5.03 or breach of any material obligation of Company under this Agreement, including breach of applicable Law; or (ii) infringement of a Third Party's trademarks or copyrights by reason of Company's specified labeling of the Products or any materials used in promoting or advertising the Product, or (iii) in the event that any changes are made to the Product (including, without limitation, changes to the Specifications, formulation or manufacturing process used to manufacture the Product) after the Effective Date, infringement of a Third Party's patent rights by reason of the manufacture, use, import, export, or sale of the Product after the effective date of such change; provided, however, that the Company shall not be obligated to indemnify a BMS Party for any Losses incurred by such BMS Party to the extent attributable to a breach by BMS of this Agreement, or to any act or omission constituting gross negligence or willful misconduct on the part of BMS or a BMS Party.

         Section 6.03. Limitations on Liability and Remedies.

                Notwithstanding any other provision in this Agreement, no Party shall in any event be liable to the other Party or its Affiliates, officers, directors, employees, stockholders, agents or representatives on account of any breach hereof or any indemnity obligation set forth herein for any indirect, special, consequential or punitive damages (including, but not limited to, lost profits, loss of use, damage to goodwill or loss of business that maybe incurred or claimed by such other Party or its Affiliates, officers, directors, employees, stockholders, agents or representatives or by a Third Party for which indemnification is sought hereunder.

         Section 6.04. Control of Proceedings.

                (a)  To receive the benefits of the indemnity under Sections
6.01 or 6.02, as applicable, an indemnified Party must (i) give the indemnifying Party written notice of any claim or potential claim promptly after the indemnified Party receives written notice of any such claim and (ii) allow the indemnifying Party to assume exclusive control of the defense and settlement (including all decisions relating to litigation, defense and appeal) of any such claim, provided, that, (i) the controlling Party has confirmed its indemnification obligation to such indemnified Party under this Section 6.04 with respect to a given claim), and (ii) such controlling Party may not settle such claim or enter into any voluntary consent judgment in any manner that would
(w) require payment by the other Party, (x) materially adversely affect the rights granted to the other Party hereunder, (y) make any admission of wrongdoing or fault of any Party without such Party's prior written consent, or
(z) materially conflict with the terms of this Agreement, without first obtaining the other Party's prior written consent.

                (b) The indemnified Party shall (so long as such cooperation does not vitiate any legal privilege to which it is entitled) reasonably cooperate with the indemnifying Party in its defense of the claim (including making documents and records available for review and copying and making persons within its/his/her control available for pertinent testimony). If the indemnifying Party defends the claim, an indemnified Party may participate in, but not control, the defense of such claim using attorneys of its/his/her choice and at its/his/her sole cost and expense. An indemnifying Party shall have no obligation or liability under this Section 6 as to any claim for which settlement or compromise of such claim is made by an indemnified Party without the prior written consent of the indemnifying Party.

                (c) If the indemnifying Party notifies the other in writing that it will not defend the other Party against such claim asserted against the other Party, or if the indemnifying Party fails to defend or take other reasonable, timely action, in response to such claim asserted against the other Party, the indemnified Party shall have the right, but not the obligation, to defend or take other reasonable action to defend its interests in such proceedings, and shall have the right to litigate, settle or otherwise dispose of any such claim without limiting its rights to indemnification under this
Section 6; provided, however, that the Party shall not have the right to settle such claim or enter into a consent judgment in a manner that adversely affects the rights granted to the indemnifying Party hereunder, or would materially conflict with this Agreement, or would require a payment by the indemnifying Party without the prior written consent of the Party entitled to control the defense.

         Section 6.05. Insurance.

                (a) The Company will maintain comprehensive general liability insurance on a claims-made basis, with endorsements for contractual liability and product liability with coverage limits of not less than (i) Fifteen Million Dollars ($15,000,000) per occurrence or in the aggregate, at all times commencing on the Effective Date and continuing through the date that is sixty
(60) days following the Effective Date, and (ii) Twenty Million Dollars ($20,000,000) per occurrence or in the aggregate, at all times from and after the date that is sixty (60) days following the Effective Date and continuing during the period that any Product is being distributed or sold by or through the Company hereunder, and for fifteen (15) years thereafter. The minimum level of insurance set forth herein shall not be construed to create a limit on the Company's liability hereunder. On each of the Effective Date and the date that is sixty (60) days following the Effective Date, the Company shall furnish to BMS a certificate of insurance evidencing such coverage as of such date. Each such certificate of insurance, as well as any certificates evidencing new or modified coverages of the Company, shall include a provision whereby sixty (60) days written notice must be received by BMS prior to coverage modification or cancellation by either the Company or the insurer. In addition, the Company shall promptly notify BMS of any cancellation or modification of such insurance coverage and of any new or modified coverage. In the case of a modification or cancellation of such coverage, the Company shall promptly provide BMS with a new certificate of insurance evidencing that the Company's coverage meets the requirements in the first sentence of this Section.

                (b) BMS will maintain at all times during the period that any Product is being supplied to the Company by BMS, and is being manufactured by or for BMS, and for fifteen (15) years thereafter, a commercially reasonable program of self-insurance and insurance consistent with, or more comprehensive than, industry standards on a claims-made basis with respect to its obligations under this Agreement. BMS further agrees that the Company shall have the benefit of an additional insured party of not less than the first Twenty Million Dollars ($20,000,000) per occurrence or in the aggregate in any policies of insurance maintained by BMS with respect to product liability relating to the Product, including the equivalent of such status as an additional named insured party for purposes of BMS' self-insurance.

         Section 6.06. Other Limitations on Liability.

                (a) Any action for breach of this Agreement by a Party arising during the Term must be commenced within twelve (12) months after the end of the Term, provided nothing in this Section 6.06(a) shall apply to any claim by either Party for indemnification under Section 6.01 or 6.02, or to any claim by either Party for breach of the other Party's indemnity obligation.

                (b) BMS and the Company shall cooperate with each other in resolving any claim or liability with respect to which a Party is obligated to indemnify the other under this Agreement, including without limitation, by making commercially reasonable efforts to mitigate or resolve any such claim or liability.

         Section 6.07. Calculation of Losses.

                The amount of any Loss for which indemnification is provided under Section 6.01 or Section 6.02 shall be net of any amounts actually recovered by the indemnified party under insurance policies (after reduction for any costs or expenses incurred in connection therewith, including, retrospective and prospective premium adjustments, experience-based premium adjustments) with respect to such Loss, and shall be reduced to take account of any net tax benefit of the indemnified party arising from the occurrence or payment of any such Loss which is actually recognized via a reduction of income tax liability that would have otherwise been due in the tax year such Loss is claimed (or, if applicable, in a prior year as a result of a carryback) on the indemnified party's federal and state income tax returns or within the four (4) succeeding tax years of the indemnified party. In computing the amount of such net tax benefit, the indemnified party shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt or accrual of the right to receive any indemnity payment under
Section 6.01 or Section 6.02 or the incurrence or payment of any indemnified Loss. Further, if a net tax benefit results in a tax year after the tax year the loss was originally claimed by the indemnified party, the net tax benefit shall be computed by computing the present value thereof using a discount rate of ten percent (10%). Any indemnity payment under Section 6.01 or Section 6.02 shall be treated as an adjustment to the Purchase Price for tax purposes, unless a final determination with respect to the indemnified party or any of its Affiliates causes any such payment not to be treated as an adjustment to such price for federal income tax purposes.

                                   SECTION 7.

                     COMPLIANCE WITH GOVERNMENT REGULATIONS

         Section 7.01. Government Communications.

                BMS shall be responsible for all communications with any Governmental Entity relating to BMS' manufacturing activities, including Facility inspections by Governmental Entities, under this Agreement and the Company shall be responsible for all communication with any Governmental Entity concerning the marketing, distribution, or sale of the Product; provided that the parties agree that the Company and not BMS shall be responsible for and shall engage in all communications with Governmental Entities with respect to the Product Registrations, unless BMS is required to participate in any communications by any Governmental Entity.

         Section 7.02. Access to Records.

                The Company shall have, in connection with any Audit under
Section 7.04, reasonable access to BMS' files, during normal business hours, from time to time upon reasonable prior notice, to review all such records, correspondence, notices, documents, and other materials (including warning letters and letters of adverse findings) relating to the manufacture of the Product; provided, however, that such access does not unreasonably disrupt the normal operation of BMS.

         Section 7.03. Governmental and Regulatory Inspections.

                BMS shall notify the Company immediately by telephone and in writing of any inspections conducted by any Governmental Entity of the premises where the Product is being manufactured, to the extent such inspection relates to the manufacture of the Product, and shall provide to the Company copies of all correspondence, reports, notices, findings and other material pertinent to such inspections and that specifically relate to the Product. BMS may redact portions that do not specifically relate to the Product.

         Section 7.04. The Company Inspections.

                BMS shall, or if BMS is not manufacturing the Product, BMS shall use its commercially reasonable efforts to cause the Person manufacturing such Product to afford the Company or the Company's representatives, upon not less than thirty (30) calendar days prior written notice and during normal business hours for BMS or such Person, and not more than once per calendar year (such Audit to cover all Products and all Facilities), reasonable access to (i) the premises where the Products are being tested and/or manufactured, and (ii) the personnel dedicated to the manufacturing, processing, analytical testing, packaging, labeling and storing of such Product, to the extent necessary to inspect and conduct a reasonable audit ("Audit") thereof with respect to the performance of BMS' obligations hereunder; provided, that, such access does not unreasonably disrupt the normal operations of BMS or such other manufacturer. Such Audit shall be carried out in a manner that ensures the continued confidentiality of BMS' business and technical information, including the execution of such appropriate confidentiality agreements as BMS may reasonably request in advance of any such Audit. Within thirty (30) calendar days of completing any such Audit hereunder, the Company shall submit to BMS a written report outlining its findings and/or observations from any such Audit. If deficiencies are discovered during an Audit that could, in the Company's opinion, prevent BMS from satisfying its supply obligations hereunder, and BMS in good faith disputes the observations or conclusions of the Company, then the Parties shall promptly enter into good faith discussions to resolve their differences.

         Section 7.05. Regulatory Matters.

                (a) General Compliance. BMS will, at its sole expense, comply with all Laws applicable to production, testing, storage, shipment, and record keeping by BMS of the Product and its performance of its obligations hereunder, including all applicable Laws or requirements under any applicable Product Registrations or Manufacturing Facility Registrations. During any period that BMS manufactures the Product for the Company, except as otherwise expressly set forth in this Agreement, (i) BMS will pay any fees necessary to obtain and maintain Manufacturing Facility Registrations and any other licenses, registrations, permits, exemptions, allowances, authorizations, or approvals from a Governmental Entity which are applicable to a Facility used by BMS to manufacture the Product, and (ii) the Company shall pay all other fees, costs or expenses necessary to maintain or obtain licenses, registrations, permits, exemptions, allowances, authorizations, or approvals from a Governmental Entity which are applicable to the use, promotion, advertising or sale of such Product, including all NDA user fees (or similar or substitute fees) applicable to the Product, other than facilities or establishment fees not specific to the Product. During any period that the Company maintains the Product Registration and manufactures the Product, the Company will, at its sole expense, comply with all Laws applicable to it with respect to the production, testing, storage, shipment, and recordkeeping of the Product, including all applicable Laws or requirements under any applicable Product Registrations or Manufacturing Facility Registrations and will, except as otherwise expressly set forth in this Agreement, pay all filing, user and similar (or substitute) fees required in connection with obtaining, maintaining, changing or supplementing any applicable Product Registration or Manufacturing Facility Registration. At the Company's request, BMS shall cooperate with the Company in (i) maintaining any applicable Product Registration, including cooperation in the preparation of NDA annual reports with respect to the Product, and (ii) responding to any Governmental Entity inquiry or request for inspection.

                (b) Validations and Qualifications. BMS will perform, at its own costs, process and cleaning validation, analytical methods validation, installation/operating qualification, and calibration of all equipment and Facilities utilized in the manufacture, packaging, labeling, testing, storing, and release of finished Product in accordance with all Laws. The Parties acknowledge and agree that BMS will include its costs for performing the foregoing into its calculation of Fully-Burdened Cost of the Product. The Company will have the right to review the results thereof during an Audit or in conjunction with a new process or equipment. In general, BMS will, at all times in the performance of its obligations hereunder, comply with its standard operating procedures for the Product and will make copies of such standard operating procedures available to the Company for review during Company Audits permitted hereunder.

                (c) Batch Records. Batch records, including information relating to the manufacturing, packaging, labeling, and quality control testing and analysis for each lot of finished Product produced hereunder, will be prepared as and when BMS performs any such tasks, in accordance with applicable Laws and BMS' then current standard operating procedures. Batch records and all other records relating to production hereunder shall be retained by BMS for the period required by applicable Laws. Batch records for any SKU of the Product, as well as updates to the validation package for the Product, will be made available during an Audit. Upon request of the Company not more than once every calendar quarter, BMS will copy and provide to the Company batch records for each SKU of the Product.

                                   SECTION 8.

                STABILITY; PRODUCT RECALLS; ADVERSE EXPERIENCES;
                PRODUCT QUALITY COMPLAINTS; AND MEDICAL INQUIRIES

         Section 8.01. Stability and Quality Control.

                (a) Except as otherwise provided in Section 8.01(b), BMS will be responsible, at its own costs, for taking and maintaining quality control and stability samples in support of the Product Registrations for the Product, and for testing stability samples on a timely basis in accordance with applicable Law, the Product Registrations and BMS' then current standard operating procedures. The Parties acknowledge and agree that BMS will include its costs for performing the foregoing into its calculation of Fully-Burdened Cost of the Product. BMS will make available the stability data (i) for the Product for review by the Company during any Audit (if the Company gives BMS reasonable notice to collect and organize same), (ii) in a form suitable for inclusion in the Company's NDA annual reports with respect to the Product, and as otherwise reasonably requested by the Company upon the occurrence of an event that may reasonably be expected to materially and adversely affect the quality or validity of the stability data. BMS further agrees to maintain all stability data with respect to the Product in accordance with applicable Laws. BMS will notify the Company promptly (but at least within at least three (3) business days of BMS' initiation of an internal investigation of a stability failure with regard to the Product.

                (b) The Parties acknowledge that, pursuant to a requirement made by the FDA, BMS is currently conducting a post-marketing stability study with respect to the Product referred to in Paragraph 5 of Schedule 3.09(d) of the Asset Purchase Agreement (the "Stability Study"). Notwithstanding any other provision in the Agreement, BMS will be responsible, at its own costs, to complete the Stability Study, to prepare all reports required to be submitted to the FDA with respect to the Stability Study, and to handle all communications with the FDA relating to the Stability Study and any changes to the Specifications resulting therefrom (which costs shall not be included in its Fully-Burdened Cost for the Product); provided that BMS shall consult with the Company with respect thereto and shall not agree to any changes to the Specifications without the Company's consent, which shall not be unreasonably withheld or delayed. In the event that any changes to the Specifications are required by the FDA, the Company shall reimburse BMS for its Fully-Burdened Cost plus 15% to implement such change.

         Section 8.02. Product Recalls.

                In the event that the Company obtains information that a Product or any portion thereof should be alleged or proven not to meet the Specifications, labeling or Product Registration for such Product, Company shall notify BMS immediately after the Company obtains such information and both Parties shall cooperate fully regarding the investigation and disposition of any such matter. BMS and the Company shall each maintain such traceability records as are sufficient and as may be necessary to permit a recall, product withdrawal or field correction of any Product. In the event (a) any applicable regulatory authority should issue a request, directive or order that a Product be recalled or withdrawn, (b) a court of competent jurisdiction orders such a recall or withdrawal or (c) (i) the Company determines that any Product already in interstate or international commerce presents a risk of injury or deception or is otherwise defective and that recall or withdrawal of such Product is appropriate or (ii) BMS determines that any Product already in interstate or international commerce presents a risk of injury or deception or is otherwise defective and that recall or withdrawal of such Product is appropriate and such determination is consented to in writing by the Company (each of the events in (a), (b) and (c), a "Recall"), each Party shall give telephonic notice (to be confirmed in writing) to the other within twenty-four (24) hours of the receipt of notice of any such event. The Company shall have sole responsibility for carrying out the Recall, and shall consult with BMS in determining, and thereafter use commercially reasonable efforts in taking, all corrective action in connection with a Recall. Each Party will provide full cooperation and assistance to the other Party in connection therewith as may be requested by the other Party, including, in the case of the Company, providing BMS within two (2) business days of receipt by the Company of notice of the Recall a list of customers who received any recalled or withdrawn Product. The Company shall be responsible for all expenses of effecting any such Recall (including any out-of-pocket expenses incurred by the Company and BMS in connection with such cooperation), except to the extent such Recall is attributable to BMS' failure to manufacture the Product in accordance with Section 5.02(a) in which event BMS shall reimburse the Company for its reasonable costs and expenses incurred (including credits to customers for such Recalls or withdrawal) that are so attributable to such actions by BMS. Otherwise, all Recalls or withdrawals shall be solely the responsibility of the Company.

         Section 8.03. Adverse Experience.

                During the Term, each Party shall promptly notify the other Party of any significant adverse events that relate to the Product or are required in accordance with the regulations of relevant Governmental Entities, including adverse drug experiences and governmental inquiries, and each Party shall cooperate with the other Party in connection therewith as reasonably requested by the other Party and as follows:

                (a) Serious Adverse Events for the Product of which one (1) Party becomes aware shall be submitted to the other Party within three (3) business days but no more than four (4) calendar days from the date the first-mentioned Party first became aware of such Serious Adverse Event. Non-Serious Adverse Events for the Product that are reported to one (1) Party shall be submitted to the other Party no more than one (1) month from the date received by the first-mentioned Party; provided, however, that medical and scientific judgment should be exercised in deciding whether expedited reporting is appropriate in other situations, such as important medical events that may not be immediately life-threatening or result in death or hospitalization but may jeopardize the patient or may require intervention to prevent a Serious Adverse Event outcome. BMS shall timely provide to the Company any and all data in BMS' possession relating to the Product manufactured for the Company by BMS or its Affiliate which is necessary for the Company to timely complete and submit any adverse event report.

                (b)  Until the reporting procedures referenced in
Section 8.03(d) herein have been instituted by the Parties, a "Serious Adverse Event" for the Product shall have the meaning set forth in 21 C.F.R. ss. 314.80(a), as amended from time to time, and a "Non-Serious Adverse Event" for the Product is defined as an untoward medical occurrence at any dose of the Product that is not a Serious Adverse Event.

                (c) The Company shall have the reporting responsibility for such events as provided under applicable Laws to applicable regulatory health authorities. The Company shall report all Serious Adverse Events and all Non-Serious Adverse Event involving the Product learned by it to:

                     Director of Quality and Compliance Consolidated Services Bristol-Myers Squibb Company
                     P.O. Box 5400
                     Mail Stop HW19-1.01
                     Princeton, New Jersey 08543-5400
                     U.S.A.
                     Email address: worldwide.safety@bms.com
                     Facsimile No.:  (609) 818-3804
                     Telephone No.:  (609) 818-3737

                BMS shall report all Serious Adverse Events and all Non-Serious Adverse Events involving the Product learned by it to:

                     Women First HealthCare, Inc.

                     12220 El Camino Real, Suite 400

                     San Diego, CA 92130

                     Facsimile:  (858) 509-13851
                     Telephone:  (858) 509-3836
                     Attention:  Doranne Frano

                A CIOMS-I form or a form that contains the data elements of a CIOMS-I form is recommended.

                (d) As soon as reasonably practicable after the Effective Date, the Parties shall discuss and develop mutually acceptable guidelines and procedures for the receipt, recordation, reporting, communication (as between the parties) and exchange of Serious Adverse Event and Non-Serious Adverse Event information, as applicable, to the other Party; provided that the Company shall have exclusive responsibility for communications with Governmental Entities concerning Serious Adverse Event and Non-Serious Adverse Event information related to the Product. The Parties shall bear their respective costs incurred in connection with receiving, recording, reviewing, reporting, communicating and exchanging with each other regarding and, as applicable, reporting and responding to Adverse Events.

                (e) At the request of BMS, the Company shall cease reporting all Serious Adverse Events and all Non-Serious Adverse Events involving the Product to BMS. BMS shall continue to make such reports to the Company in accordance with Section 8.03.

       Section 8.04. Product Quality Complaints.

                (a) The Company shall have sole responsibility, at its expense, for responding to all Product Quality Complaints received from Third Parties. BMS shall reimburse the Company for the Fully-Burdened Costs incurred by the Company for any Product Quality Complaint solely due to a breach of BMS' representations and warranties set forth in Section 5.02; otherwise the Company shall bear its own expense of responding to Product Quality Complaints. BMS shall cooperate to effect any resolutions with respect to the Product Quality Complaint. "Product Quality Complaint" is defined as any complaint that questions the purity, identity, potency or quality of the Product, its packaging, or labeling, or any complaint that concerns any incident that causes the drug product or its labeling to be mistaken for, or applied to, another article or any bacteriological contamination, or any significant chemical, physical, or other change or deterioration in the distributed drug product, or any failure of one or more distributed batches of the drug product to meet the specifications therefor in the Product Registration.

                (b) Where the subject matter of the Product Quality Complaint relates in any way to the responsibilities of a Party under this Agreement or the duties performed by a Party hereunder, such Party will, within three (3) business days from receipt of written notice from the other Party or receipt by such Party of any other information from a Third Party constituting the Product Quality Complaint, initiate a complaint investigation at such Party's expense. Such Party will conduct such investigation expeditiously. The investigating Party will report its findings to the other Party's contact listed in Section 8.04(c) or (d) below, as the case may be, within thirty (30) calendar days.

                (c) The Company shall inform BMS' contact of any Product Quality Complaint received by it within three (3) business days from the receipt date by the Company. Such information shall be sent to BMS as set forth below:

                     Director of Quality and Compliance Consolidated Services Bristol-Myers Squibb Company
                     P.O. Box 5400
                     Mail Stop HW19-1.01
                     Princeton, New Jersey 08543-5400
                     U.S.A.
                     Email address: worldwide.safety@bms.com
                     Facsimile No.:  (609) 818-3804
                     Telephone No.:  (609) 818-3737

                (d) BMS shall inform the Company's contact of any Product Quality Complaint received by it within three (3) business days from the receipt date by BMS. Such information shall be sent to the Company as set forth in
Section 8.03(c) below:

                     Women First HealthCare, Inc.

                     12220 El Camino Real, Suite 400

                     San Diego, CA 92130

                     Facsimile:  (858) 509-0853
                     Telephone:  (858) 509-3816
                     Attention:  Patti Consilvio

                (e) Nothing in this Section 8.04 is intended to limit, alter or restrict a Party's reporting obligations under applicable Law.

       Section 8.05. Medical Inquiries.

                The Company shall have sole responsibility, at its expense, for handling all medical inquiries concerning the Product. BMS shall provide to the Company all medical inquiry files and shall refer all routine medical information requests in writing to the Company and all urgent medical information requests to the Company by telephone within three (3) business days of receipt by BMS. Such information shall be sent to the Company as set forth below:

                     Women First HealthCare, Inc.
                     12220 El Camino Real

                     San Diego, CA 92130, Suite 400

                     Facsimile:  (858) 509-0853
                     Telephone:  (858) 509-3816
                     Attention:  Patti Consilvio

       Section 8.06. Disclosure Information.

                Both Parties shall be entitled to share information reported to one another under Sections 8.03, 8.04 and 8.05 with their Affiliates and licensees to the extent required to meet reporting requirements under applicable Laws with respect to the marketing, use and sale of any Product. In addition, such information may be disclosed by one Party upon the prior written consent of the other Party to any Third Party who manufactured a pertinent component of the applicable Product for BMS in connection with an investigation of an adverse event or Product Quality Complaint.

                                   SECTION 9.

                                 CONFIDENTIALITY

       Section 9.01. Confidentiality Requirement.

                (a) Each Party acknowledges that it may receive confidential or proprietary information of the other Party in the performance of this Agreement. Each Party shall use commercially reasonable efforts to safeguard and to hold such information received by it from the other Party in confidence, and shall limit disclosure of the furnishing Party's information to those employees and consultants of the receiving Party and its Affiliates who are bound by a written obligation of confidentiality to the receiving Party that is consistent with the terms of this Section 9. Each Party shall not, directly or indirectly, disclose, publish or use for the benefit of any Third Party or itself, except in carrying out its duties hereunder or as otherwise provided in
Section 9.02, any confidential or proprietary information of the other Party, without first having obtained the furnishing Party's written consent to such disclosure or use. "Confidential Information" shall include know-how, scientific information, clinical data, efficacy and safety data, adverse event information, formulas, methods and processes, specifications, pricing information (including discounts, rebates and other price adjustments) and other terms and conditions of sales, customer information, business plans, and all other intellectual property. This restriction shall not apply to any information within the following categories:

                     (i) subject to Section 9.03, information that is known to the receiving Party or its Affiliates prior to the time of disclosure to it, to the extent evidenced by written records or other competent proof;

                     (ii) information that is independently developed by employees, agents, or independent contractors of the receiving Party or its Affiliates without reference to or reliance upon the information furnished by the disclosing Party, as evidenced by written records or other competent proof;

                     (iii) information disclosed to the receiving Party or its Affiliates by a Third Party that has a right to make such disclosure; or

                     (iv) any other information that becomes part of the public domain through no fault or negligence of the receiving Party.

                The receiving Party shall also be entitled to disclose the other Party's Confidential Information (1) that is required to be disclosed in compliance with applicable Laws (including to comply with SEC, NYSE or stock exchange disclosure requirements) or by order of any Governmental Entity, (2) as may be necessary or appropriate in connection with the enforcement of this Agreement or (3) as may be necessary for the conduct of clinical studies, provided that the Party disclosing such information shall promptly notify the other Party and shall use commercially reasonable efforts to obtain confidential treatment of such information by the agency or court or other disclosee, and that, in the case of disclosures under (1), shall (i) provide the other Party with prompt prior notice of the proposed disclosure such that the other Party may seek a protective order or other appropriate remedy and (ii) provide the other Party with a copy of the proposed disclosure in sufficient time to allow reasonable opportunity to comment thereon.

                (b) The obligations set forth in this Section 9.01 shall survive the termination or expiration of this Agreement. Nothing in this Section 9 shall be construed to create or imply any right or license under any patent rights, trademarks, copyrights or other intellectual property rights owned or controlled by a Party or its Affiliates except as may be expressly set forth in the other Sections of this Agreement.

                (c) The confidentiality obligations set forth in this Section 9 shall supercede the confidentiality obligations set forth in the confidentiality agreement dated as of February 18, 2002 between the Company and BMS, and shall govern any and all information disclosed by either Party to the other pursuant thereto and shall be retroactively effective to the date of such confidentiality agreement.

         Section 9.02. Use of Information.

                Each Party shall use, and cause each of its Affiliates to use, any Confidential Information obtained by it from the other Party or their respective Affiliates, pursuant to this Agreement or otherwise, solely in connection with the transactions contemplated hereby. The Company may use any chemistry, manufacturing and controls information and any information set forth in any registration dossier held by BMS relating to any Product for the purpose of enabling and assisting the Company to commence manufacturing any such Product.

         Section 9.03. Acquired Assets.

                Notwithstanding anything contained herein, except as may otherwise be provided in the Asset Purchase Agreement, the Acquired Assets shall be deemed the Company's Confidential Information and accordingly, shall not be subject to any confidential treatment by the Company, but shall be subject to confidential treatment by BMS in accordance with the terms hereof.

         Section 9.04. Relief.

                Each Party shall be entitled, in addition to any other right or remedy it may have, at law or in equity, to an injunction, without the posting of any bond or other security, enjoining or restraining any other Party from any violation or threatened violation of this Section 9.

                                   SECTION 10.

                                   TERMINATION

         Section 10.01. Term.

                This Agreement shall become effective as of the Effective Date and shall expire, if not earlier terminated, on the earlier of (i) the date when no Party has any further obligations or rights hereunder or (ii) upon the third anniversary of the Effective Date (the "Term").

         Section 10.02. Breach.

                Failure by either Party to comply in any material respect with any of its material obligations contained in this Agreement shall entitle the other Party, if it is not in material default hereunder, to give to the Party in default written notice specifying the nature of the default and requiring it to cure such default. If such default is not cured within sixty (60) calendar days after the receipt of such notice (or, if such default cannot be cured within such sixty (60) day period, if the Party in default does not commence and diligently continue substantive actions to cure such default), the notifying Party shall be entitled, without prejudice to any of its other rights conferred on it by this Agreement and in addition to any other remedies available to it by law or in equity (except as provided in Section 6), to terminate this Agreement by giving written notice to take effect immediately upon delivery of such notice.

         Section 10.03. Bankruptcy.

                In the event that a Party shall have become insolvent or bankrupt, or shall have made an assignment for the benefit of its creditors, or there shall have been appointed a trustee or receiver of such Party for all or a substantial part of its property, or any case or proceeding shall have been commenced or other action taken by or against such Party (as to which, if involuntarily commenced against such Party, such Party would not be able to obtain dismissal within ninety (90) days after commencement thereof) in bankruptcy or seeking reorganization, liquidation, dissolution, winding-up, arrangement, composition or readjustment of its debts or any other relief under any bankruptcy, insolvency, reorganization or other similar act or Law now or hereafter in effect, then such Party shall not be relieved in any respect of its obligations hereunder, and, in addition to any other remedies available to it by law or in equity, the other Party may terminate this Agreement, in whole or in part as the terminating Party may determine, by written notice to such Party.

       Section 10.04. Effect of Termination.

                (a) Upon expiration or termination of the Term, BMS shall manufacture and ship, and the Company shall purchase from BMS any quantities of Product which has been Firm Ordered through the effective date termination. In addition, the Company shall have the right, by giving notice to BMS of its exercise of such right within thirty (30) days after the effective date of such expiration or termination, to purchase from BMS (A) any additional quantities of Product in BMS' inventory that are in finished form within thirty (30) calendar days after such effective date of termination, at the Purchase Price as of such date in accordance with Section 3.01; (B) any bulk drug substance inventory at BMS' acquisition cost therefor; and (C) BMS' inventory of any materials used in the manufacture of Product in finished form other than bulk drug substance at BMS' acquisition cost therefor.

                (b) Without limiting either Party's right to damages for any breach of this Agreement, neither BMS nor the Company shall incur any liability to the other by reason of the expiration or termination of the Term or this Agreement as provided herein, whether for loss of goodwill, anticipated profits or otherwise, and, subject to Section 10.05, BMS and the Company shall accept all rights granted and all obligations assumed hereunder, including those in connection with such expiration or termination in full satisfaction of any claim resulting from such expiration or termination.

                (c) Any acceptance by BMS of any Firm Order from the Company or the sale of the Product by BMS to the Company after the delivery of notice of termination or after the expiration or termination of the Term for such Product shall not be construed as a renewal or extension of this Agreement or as a waiver of termination thereof.

                (d) The license granted to BMS pursuant to Section 2.13(a) shall immediately terminate upon termination or expiration of the Term and BMS and its Affiliates and their agents shall cease any and all use of the Company Confidential Information relating thereto.

       Section 10.05. Accrued Rights, Surviving Obligations.

                (a) Termination, relinquishment or expiration of the Term or of this Agreement for any reason shall be without prejudice to any rights which shall have accrued to the benefit of either Party prior to such termination, relinquishment or expiration, and such termination, relinquishment or expiration shall not relieve either Party from obligations which are expressly indicated to survive termination or expiration of the Term or of this Agreement.

                (b) Without limiting Section 10.05(a), termination, relinquishment or expiration of this Agreement, in whole or in part, shall not terminate the Company's obligation to pay the Purchase Price for, and BMS' obligation to supply, Product which has been sold to the Company or Product which has been ordered by Firm Order prior to the effective date of termination. All the Parties' rights and obligations under Sections 4, 5, 6, 7, 8, 9, 12, 13 and 14, Sections 2.13(b), 3.01(b) and this Section 10.05 (as applicable) shall survive termination or expiration hereof.

                                   SECTION 11.

                                  FORCE MAJEURE

                Any delays in performance by any Party under this Agreement shall not be considered a breach of this Agreement if and to the extent caused by occurrences beyond the reasonable control of the Party affected, including acts of God, embargoes, governmental restrictions, inability to obtain material, fire, flood, earthquake, hurricanes, storms, tornadoes, explosion, riots, wars, civil disorder, failure of public utilities or common carriers, labor disturbances, rebellion or sabotage (each, a "Force Majeure Event"). The Party suffering the occurrence of a Force Majeure Event shall immediately notify the other Party as soon as practicable of such inability and of the period for which such inability is expected to continue, and any time for performance hereunder shall be extended by the actual time of delay caused by such Force Majeure Event, provided, that, the Party suffering such Force Majeure Event uses commercially reasonable efforts to mitigate any such delay. The Party giving such notice shall thereupon be excused from such of its obligations under this Agreement as it is thereby disabled from performing, and shall have no liability for such non-performance, for so long as it is so disabled and the thirty (30) calendar days thereafter. Where a Force Majeure Event is reasonably foreseeable, the Party affected by the event shall use commercially reasonable efforts to mitigate or prevent the effects of such foreseeable Force Majeure Event in light of the nature of the Force Majeure Event and the amount of time reasonably available to it to prepare for same.

                In the event of BMS' inability to supply the Company due to a Force Majeure Event, the Company shall have the right to obtain its supply of the Product from an alternate supplier and, in the event a Force Majeure Event prevents BMS' performance under this Agreement for ninety (90) consecutive calendar days, the Company may terminate this Agreement immediately upon written notice to BMS; provided that in such event, the Company: (a) shall purchase from BMS any additional quantities of Product in BMS' inventory that are in finished form and meet the minimum shelf life requirements set forth in Section 5.02(a)(v), within thirty (30) calendar days after the effective date of such termination, at the Purchase Price as of such date in accordance with Section 3.01; (b) shall purchase from BMS BMS' inventory of any materials used in the manufacture of Product in finished form other than bulk drug substance at BMS' acquisition cost therefor, as indicated by supporting documentation reasonably satisfactory to the Company; and (c) shall have the right, by giving notice to BMS of its exercise of such right within thirty (30) days after the effective date of such termination, to purchase from BMS any bulk drug substance inventory at BMS' acquisition cost therefor, as indicated by supporting documentation reasonably satisfactory to the Company.

                                  SECTION 12.

                              TECHNICAL ASSISTANCE

     Section 12.01. Technical Assistance.

          (a) During the Term and the six (6) month period immediately following the expiration or termination of this Agreement, upon request of the Company, BMS shall provide the Company (and/or the Company's designee), at Company's expense, with the assistance of its employees and access to its other internal resources to provide the Company with a reasonable level of technical assistance and consultation in connection with the transfer of the Product to, and regulatory qualification of, a finished goods supplier of the Company's election.

          (b) Promptly after termination or expiration of the Term, BMS shall provide the Company (and/or the Company's designee) with copies of all standard operating procedures, technology, documents, data, or other information that constitutes BMS Manufacturing Know-How, including (i) all Manufacturing Know-How that constitutes the Acquired Assets but that was not previously provided to the Company pursuant to the Asset Purchase Agreement; and (ii) all BMS Manufacturing Know-How that was not previously provided to the Company pursuant to the License Agreement. Following termination or expiration of the Term, BMS and its Affiliates shall not use any Manufacturing Know-How other than BMS Manufacturing Know-How, for any purpose, and shall keep it confidential to the extent required by Section 9. With respect to all documents, data and other information provided in accordance with the preceding sentence; (i) BMS shall be responsible for the cost of providing a reasonable number of sets of copies only; and (ii) in addition to paper and other tangible copies, BMS shall, upon the Company's request, also provide to the Company electronic copies of such documents, data and other information, provided, that, BMS or its Affiliates have electronic copies thereof, and provided, further, that BMS shall have no obligation to reformat or otherwise alter or modify any such materials in order to provide them to the Company (or the Company's designee).

          (c) Any Third Party manufacturer the Company may designate to manufacture the Product shall be required to sign a customary and appropriate confidentiality agreement with BMS with respect to the nondisclosure and use of any Manufacturing Know-How that constitutes BMS Know-How.

          (d) During the six (6) month period referred to in Section 12.01(a), BMS shall be obligated to provide up to one hundred twenty (120) man-hours of on-site consulting advice (including travel time) at the facilities of the Company or its designees with respect to manufacturing sites and the conduct of tests, studies and assays required for the transfer of manufacturing of the Product to the Company or its designee at BMS' Fully-Burdened Cost plus 15%. BMS and the Company shall negotiate in good faith a separate fee to be paid by the Company to BMS in the event additional man-hours of such consulting advice is required by the Company or its designee.

                                  SECTION 13.

                                   NOTICES

          All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be delivered personally or sent by (a) registered or certified mail, return receipt requested; (b) a nationally recognized courier service guaranteeing next-day delivery, charges prepaid; or (c) facsimile (with original promptly sent by any of the foregoing manners). Any such notices shall be addressed to the receiving Party at such Party's address set forth below, or at such other address as may from time to time be furnished by similar notice by either Party:

          (a)  if to BMS, to:

               Bristol-Myers Squibb Company
               P.O. Box 4000
               Princeton, NJ 08543-4000
               Telephone: (609) 252-4311
               Facsimile: (609) 252-4232
               Attention:  Vice President and Senior Counsel, Pharmaceutical
                           Research Institute and External Development

               With a copy to:

               Reed Smith LLP
               Princeton Forrestal Village
               136 Main Street, Suite 250
               Princeton, NJ 08540
               Telephone: (609) 514-5990
               Facsimile: (609) 951-0824
               Attention: Diane M. Frenier, Esq.

          (b)  if to the Company, to:

               Women First HealthCare, Inc.

               12220 El Camino Real, Suite 400

               San Diego, CA 92130

               Facsimile: (858) 509-7538
               Telephone: (858) 509-1171
               Attention: Edward F. Calesa, President and CEO

               with a copy to:

               Latham & Watkins
               12636 High Bluff Drive, Suite 300
               San Diego, CA 92130
               Facsimile: (858) 523-5450
               Telephone: (858) 532-5400
               Attention: Scott N. Wolfe, Esq.

     All notices shall be effective upon such personal delivery or delivery to such courier, upon transmission by facsimile, or three (3) days after it is sent by such registered or certified mail, as the case may be. Copies shall be sent in the same manner as originals.

                                  SECTION 14.

                            MISCELLANEOUS PROVISIONS

     Section 14.01. Assignment.

          Except as expressly permitted by Section 2.06 of this Agreement, neither Party shall assign or otherwise transfer this Agreement or any interest herein or right hereunder without the prior written consent of the other Party, and any such purported assignment, transfer or attempt to assign or transfer any interest herein or right hereunder shall be void and of no effect; provided, however, each Party (i) may assign its rights and obligations hereunder to one of its Affiliates without the prior consent of the other Party (although, in such event, the assigning Party shall remain primarily responsible for all of its obligations and agreements set forth herein, notwithstanding such assignment); and (ii) may assign its rights and obligations to a successor (whether by merger, consolidation, reorganization or other similar event) or purchaser of the Facilities and/or all or substantially all its business assets relating to the Product, provided, that, such successor or purchaser has agreed in writing to assume all such Party's rights and obligations hereunder and a copy of such assumption is provided to the other Party. Notwithstanding the foregoing, Company may pledge and grant a security interest in any of Company's rights and interests in the Product, including under this Agreement.

     Section 14.02. Non-Waiver.

          Any failure on the part of a Party to enforce at any time or for any period of time any of the provisions of this Agreement shall not be deemed or construed to be a waiver of such provisions or of any right of such Party thereafter to enforce each and every such provision on any succeeding occasion or breach thereof.

     Section 14.03. Dispute Resolution.

          The Parties recognize that a bona fide dispute as to certain matters may from time to time arise during the Term which relates to either Party's rights and/or obligations hereunder. In the event of the occurrence of such a dispute, either Party may, by notice to the other Party, have such dispute referred to their respective officers designated below, or their successors, for attempted resolution by good faith negotiations within thirty (30) days after such notice is received. Such designated officers are as follows:

          For the Company: Edward F. Calesa, President and CEO

          For BMS: Charles Linzner, Vice President and Senior Counsel,
                   Pharmaceutical Research Institute and External Development

          In the event the designated officers are not able to resolve such dispute within such thirty (30) day period, or such other period of time as the Parties may mutually agree in writing, the Parties agree to have the dispute finally settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C.(S)(S) 1-16, 201-208. The arbitration shall be held in New York City. The arbitration proceedings shall be conducted, and the award shall be rendered, in the English language. Each Party shall select one arbitrator who shall be an experienced lawyer and fluent in English. The two arbitrators appointed by the Parties shall select a third arbitrator from among arbitrators designated by the American Arbitration Association.

     Section 14.04. Entire Agreement.

          This Agreement, the Related Instruments and the Schedules and Exhibits hereto and thereto, contain the entire agreement and understanding between the Parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter.

     Section 14.05. Public Announcements.

          The form and content of any public announcement to be made by one (1) Party regarding this Agreement, or the subject matter contained herein, shall be subject to the prior written consent of the other Party (which consent may not be unreasonably withheld), except as may be required by applicable Laws (including disclosure requirements of the SEC, NYSE, or any stock exchange) in which event the other Party shall use commercially reasonable efforts to give the other Party reasonable advance notice and reasonable opportunity to review any such disclosure.

     Section 14.06. Governing Law.

          THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES OF SUCH STATE.

     Section 14.07. Relationship of the Parties.

          In making and performing this Agreement, the Parties are acting, and intend to be treated, as independent entities and nothing contained in this Agreement shall be construed or implied to create an agency, partnership, joint venture, or employer and employee relationship between BMS and the Company. Except as otherwise provided herein, neither Party may make any representation, warranty or commitment, whether express or implied, on behalf of or incur any charges or expenses for or in the name of the other Party. No Party shall be liable for the act of any other Party unless such act is expressly authorized in writing by both Parties hereto.

     Section 14.08. Counterparts.

          This Agreement may be executed in one (1) or more counterparts, all of which shall be considered one (1) and the same agreement, and shall become effective when one (1) or more such counterparts have been signed by each of the Parties and delivered to the other Party.

     Section 14.09. Severability.

          In the event that any one (1) or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the Parties shall negotiate in good faith with a view to the substitution therefor of a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid provision; provided, however, that the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the Parties hereto shall be enforceable to the fullest extent permitted by law.

     Section 14.10. Expenses.

          Each of BMS and the Company shall bear its own direct and indirect expenses incurred in connection with the negotiation and preparation of this Agreement and, except as set forth in this Agreement, the performance of the obligations contemplated hereby and thereby.

     Section 14.11. Descriptive Headings.

          The descriptive headings herein are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     Section 14.12. Amendments and Waivers.

          This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties. By an instrument in writing either Party may waive compliance by the other Party with any term or provision of this Agreement that such other Party was or is obligated to comply with or perform. No delay or failure on the part of any Party hereto in exercising any right, power, or privilege under this Agreement shall impair such right, power or privilege or be construed as a waiver of any default or any acquiescence therein. No single or partial exercise of any such right, power or privilege shall preclude the further exercise of such right, power or privilege, or the exercise of any other right, power or privilege.

     Section 14.13. Specific Performance.

          The Parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

     Section 14.14. Successors and Assigns.

          This Agreement shall be binding upon and inure solely to the benefit of the Parties hereto, their successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person or Persons any right, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

     Section 14.15. Waiver of Jury Trial.

          EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY RELATED INSTRUMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER

PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE RELATED INSTRUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14.15.

         [The remainder of this page has been left blank intentionally.]

     IN WITNESS WHEREOF, each of the Parties has caused this Supply Agreement for the Product to be executed in multiple counterparts by its duly authorized representative.

                          BRISTOL-MYERS SQUIBB COMPANY

                          By:         /s/ Robert E. Ewers, Jr.
                              -------------------------------------------------
                              Name:   Robert E. Ewers, Jr.
                              Title:  Vice President, Corporate Development


                          WOMEN FIRST HEALTHCARE, INC.

                          By:        /s/ Charles M. Caporale
                              -------------------------------------------------
                              Name:  Charles M. Caporale
                              Title: Chief Financial Officer

                                 SCHEDULE 1.01
                                 -------------

                              PRODUCT INFORMATION


PRODUCT                           SKU#      ASSOCIATED TRADEMARKS    SHELF LIFE
-------                         --------    ---------------------    ----------

VANIQA(R) 30g                    150030      VANIQA(R)               24 Months
VANIQA(R) 60g dual pack          150060      VANIQA(R)               24 Months
VANIQA(R) 2g sample              150092      VANIQA(R)               12 Months
VANIQA(R) 30g physician sample   150095      VANIQA(R)               24 Months

                                SCHEDULE 2.03(a)
                                ----------------

            INITIAL FIRM ORDER FOR MONTHS 1 TO 6 AFTER EFFECTIVE DATE


                                         150060-60g      150092-2g     150095-30g
                         150030-30g      Twin Pack       sample        physician sample
                         ----------      ---------       ---------     ----------------
July
August                     [***]
September
October                    [***]
November
December

Total                      [***]           [***]           [***]            [***]


*** Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                                 SCHEDULE 2.04
                                 -------------



                        FORM OF CERTIFICATE OF ANALYSIS

                                SCHEDULE 3.01(a)
                                ----------------

                     INITIAL PURCHASE PRICE AND BATCH SIZE

                          Initial Purchase           Minimum Batch         Minimum Batch
SKU#                  Price (in U.S. Dollars)         Size Tubes           Size Package
----                  -----------------------      -----------------       -------------
150030-30g                    [***]                64,704                  2,696 cases
                                                                           (1x24)

150060-60g                    [***]                31,800 dual packs       2,650 cases
dual pack                                          (or 63,600 tubes)       (1x12)

150092-                       [***]                917,424                 6,371 cases
2g sample                                                                  (1x144)

150095-30g                    [***]                63,384                  2,641 cases
physician sample                                                           (1x24)


*** Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                                SCHEDULE 3.01(b)
                                ----------------

                             VARIABLE PRODUCT COSTS

                                             Variable Product Costs
Product                                        (in U.S. Dollars)             SKU#
-------                                      ----------------------        --------
VANIQA(R) 30g (24 units)                             [***]                  150030
VANIQA(R) 60g dual pack (12 units)                   [***]                  150060
VANIQA(R)  2g sample (144 units)                     [***]                  150092
VANIQA(R) 30g physician sample (24 units)            [***]                  150095

*** Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.